UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
Ciena Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 25, 2009

To the stockholders of Ciena Corporation:

The 2009 Annual Meeting of Stockholders of Ciena Corporation will be held at The Westin Baltimore Washington Airport — BWI, located at 1110 Old Elkridge Landing Road, Linthicum, Maryland, on Wednesday, March 25, 2009 at 3:00 p.m. local time for the following purposes:

1.	To elect two members of the Board of Directors to serve as Class III directors for three-year terms ending in 2012, or until their respective successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Ciena’s independent registered public accounting firm for the fiscal year ending October 31, 2009; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement accompanying this notice.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

As stockholders of Ciena, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. Stockholders may listen to a webcast of the Annual Meeting by following the instructions that will be available on the “Investors” page of our website at www.ciena.com.

By Order of the Board of Directors,

David M. Rothenstein
Secretary

Linthicum, Maryland
February 2, 2009

CIENA CORPORATION
PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

i

CIENA CORPORATION
1201 WINTERSON ROAD
LINTHICUM, MARYLAND 21090

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 25, 2009

Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2009 Annual Meeting. The Annual Meeting will be held at The Westin Baltimore Washington Airport — BWI, located at 1110 Old Elkridge Landing Road, Linthicum, Maryland, on Wednesday, March 25, 2009 at 3:00 p.m. local time, or at any adjournment thereof. We mailed our Notice of Internet Availability of Proxy Materials to each stockholder entitled to vote at the Annual Meeting on or about February 2, 2009.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board of Directors has set January 26, 2009 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on January 26, 2009, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 1201 Winterson Road, Linthicum, Maryland 21090, and at the time and place of the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 90,665,215 shares of Ciena common stock outstanding. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or properly submit your proxy prior to the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of two Class III directors to the Board of Directors for three-year terms ending in 2012, or until their respective successors are elected and qualified; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the two Class III director nominees named in this proxy statement; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How many votes are required to approve each proposal?

Our bylaws provide for a majority vote standard in uncontested director elections. As a result, other than in a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), each director will be elected by the vote of the majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For purposes of uncontested director elections, a majority of the votes cast means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. In a contested election, however, directors will be elected by plurality vote.

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on these proposals.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” as to any of proposals to be presented at the Annual Meeting that are set forth in this proxy statement. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will not count as a vote for or against the proposals at the Annual Meeting and will have no effect on the outcome of the election of our directors in an uncontested election.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote on the ratification of our independent registered public accounting firm.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote my shares without attending the Annual Meeting?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Annual Meeting in person.

If you are a stockholder of record, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Ciena. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by telephone or Internet, or by returning a proxy card following your request of printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a stockholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in “street name,” you must first obtain a proxy in your name from your bank, broker or other stockholder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a Notice for each account. To ensure that all of your shares in each account are voted, you must vote in accordance with the Notice you receive for each account.

May I revoke my proxy and change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your proxy by submitting a written notice of revocation to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. You may also revoke your proxy by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing at that time that your prior proxy be revoked.

What happens if additional matters are presented at the meeting?

Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this proxy statement and the deadline under our bylaws for stockholder proposals and director nominations has passed. However, if any additional matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in our quarterly report on Form 10-Q for the fiscal quarter ending on April 30, 2009.

Who will bear the cost of soliciting votes for the Annual Meeting?

Our Board of Directors is making this solicitation and Ciena will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have engaged The Altman Group as our proxy solicitor to help us solicit proxies for a fee of $6,500, plus reasonable out of pocket expense. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, via the Internet, personal interview or telephone.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

General

Our Board of Directors is divided into three classes, with each class serving on the Board of Directors for a staggered three-year term. Class III, whose term expires at the Annual Meeting, consists of Stephen P. Bradley, Bruce L. Claflin and Gerald H. Taylor.

On December 9, 2008, Mr. Taylor informed the Board of Directors that he will not stand for re-election at the Annual Meeting and that he intends to retire from the Board of Directors upon the completion of his current term at the Annual Meeting. The Board of Directors expresses its sincere gratitude to Mr. Taylor for his service to Ciena and contributions to the Board of Directors. The Governance and Nominations Committee is currently conducting a search to identify a new director, but does not anticipate completing its search before the Annual Meeting. When it does identify a candidate that it recommends, the Governance and Nominations Committee expects to recommend also that the Board of Directors appoint him or her to Class III, with the director to stand for re-election at the next annual meeting of stockholders in accordance with our bylaws. In connection with Mr. Taylor’s retirement, the Board of Directors, by resolution in accordance with Ciena’s bylaws, reduced its size from nine members to eight, effective immediately prior to the Annual Meeting. This reduction will have the effect of reducing the number of directors in Class III of the Board of Directors from three members to two.

At the Annual Meeting, two directors will be elected to fill positions in Class III. Messrs. Bradley and Claflin, each of whom are current Class III directors, are the nominees for election at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Governance and Nominations Committee and approved by the Board of Directors. Each of the nominees for Class III, if elected, will serve for a three-year term expiring at the 2012 Annual Meeting, or until his or her successor is elected and qualified.

Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may further reduce the number of directors that constitute the entire Board of Directors.

The following tables present information, including age, term of office and business experience, for each person nominated for election as a Class III director and for those directors whose terms of office will continue after the meeting.

Nominees for Election as Class III Directors with Terms Expiring in 2012

Stephen P. Bradley, Ph.D.	Professor Bradley, age 67, has served as a director of Ciena since April 1998. Professor Bradley is the William Ziegler Professor of Business Administration Emeritus and teaches at Harvard Business School. A member of the Harvard faculty since 1968, Professor Bradley is also Chairman of Harvard’s Executive Program in Competition and Strategy: Building and Sustaining Competitive Advantage. Professor Bradley serves on the board of directors of i2 Technologies, Inc. and the Risk Management Foundation of the Harvard Medical Institutions.

Bruce L. Claflin	Mr. Claflin, age 57, has served as a director of Ciena since August 2006. Mr. Claflin served as President and Chief Executive Officer of 3Com Corporation, a provider of enterprise and small-business networking solutions, from January 2001 until his retirement in February 2006. Mr. Claflin joined 3Com as President and Chief Operating Officer in August 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, Sales and Marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin also serves on the board of directors of Advanced Micro Devices, Inc.

Class I Directors with Terms Expiring in 2010

Lawton W. Fitt	Ms. Fitt, age 55, has served as a director of Ciena since November 2000. From October 2002 to March 2005, Ms. Fitt served as Director of the Royal Academy of Arts in London. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994 to October 2002, and a managing director from 1996 to October 2002. Ms. Fitt serves on the board of directors of Thomson Reuters, Frontier Communications Company and Overture Acquisition Corporation.

Patrick H. Nettles, Ph.D.	Dr. Nettles, age 65, has served as a director of Ciena since April 1994 and as Executive Chairman of the Board of Ciena since May 2001. From October 2000 to May 2001, Dr. Nettles was Chairman of the Board and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and serves on the board of directors of Axcelis Technologies, Inc. and The

Progressive Corporation. Dr. Nettles also serves on the board of directors of Apptrigger, Inc., a privately held company.

Michael J. Rowny	Mr. Rowny, age 58, has served as a director of Ciena since August 2004. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and Chief Executive Officer of MCI’s International Ventures, Alliances and Correspondent Group, acting Chief Financial Officer, Senior Vice President of Finance, and Treasurer. Mr. Rowny serves on the board of directors of Neustar, Inc.

Class II Directors with Terms Expiring in 2011

Harvey B. Cash	Mr. Cash, age 70, has served as a director of Ciena since April 1994 and is Ciena’s lead independent director. Mr. Cash is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California that he joined in 1985. Mr. Cash serves on the board of directors of First Acceptance Corp., Silicon Laboratories, Inc. and Argonaut Group, Inc.

Judith M. O’Brien	Ms. O’Brien, age 58, has served as a director of Ciena since July 2000. Since November 2006, Ms. O’Brien has served as Executive Vice President and General Counsel of Obopay, Inc., a provider of mobile payment services. From February 2001 until October 2006, Ms. O’Brien served as a managing director at Incubic Venture Fund, a venture capital firm. From February 1984 until February 2001, Ms. O’Brien was a partner with Wilson Sonsini Goodrich & Rosati, where she specialized in corporate finance, mergers and acquisitions and general corporate matters.

Gary B. Smith	Mr. Smith, age 48, joined Ciena in 1997 and has served as President and Chief Executive Officer since May 2001. Mr. Smith has served as a director of Ciena since October 2000. Mr. Smith serves on the board of directors for CommVault Systems, Inc. Mr. Smith is a member of the Global Information Infrastructure Commission and serves on the board of the American Electronics Association.

Proposal No. 1 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the election of the two Class III nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Ciena is committed to conducting its business with integrity and in an ethical manner. Ciena has adopted a number of policies and practices, some of which are described below, that highlight its commitment to sound corporate governance principles. Ciena also maintains a corporate governance page on its website that includes additional information and copies of its bylaws, as well as the codes of conduct, governance principles, Audit Committee charter, Compensation Committee charter and Governance and Nominations Committee charter. The corporate governance page can be found by clicking on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

Independent Directors

In accordance with the current listing standards of The NASDAQ Stock Market, the Board of Directors, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The

Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees of Ciena, all of its members are “independent directors,” using the definition of that term in the listing standards of The NASDAQ Stock Market. All members of the Board’s standing Audit, Compensation and Governance and Nominations Committees, more fully described below, are also independent directors.

Communicating with the Board of Directors

The Board of Directors has adopted a procedure for receiving and addressing communications from stockholders. Stockholders may send written communications to the entire Board of Directors, to the independent directors serving on the Board, or to any of the Board’s committees, by addressing communications to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. Communication by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field. Our General Counsel serves as Corporate Secretary and determines, in his discretion, whether the nature of the communication is such that it should be brought to the attention of the Board, the independent directors or one of the Board committees. As a general matter, the Corporate Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or offensive or inappropriate material. In assessing communications to the Board, the Corporate Secretary takes into account the source of the communication, including the number of shares held by the stockholder (if available), the relevance and reasonableness of the suggestions or ideas contained in the communication, and such other information as he deems relevant to a determination of the value of the information to the performance of the Board’s responsibilities. In case of doubt, the Corporate Secretary errs on the side of transmitting the communication to the directors.

Codes of Ethics

Ciena has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including our customers, employees, investors, and suppliers, with honesty and integrity. All new employees are required to complete training on our Code of Business Conduct and Ethics and we conduct periodic courses related to specific topics contained therein.

Ciena has also adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to promote honest and ethical conduct, and compliance with the law, particularly as it relates to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the SEC. Our Code of Ethics for Senior Financial Officers complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act.

A copy of Ciena’s Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers can each be found on the “Corporate Governance” page of the “Investors” portion of our website at www.ciena.com. You may also obtain copies of these documents without charge by writing to: Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

Principles of Corporate Governance and Bylaws

Our Board has adopted Principles of Corporate Governance that supplement certain corporate governance provisions of our bylaws and relate to, among other things, the composition, structure, interaction and operation of the Board of Directors. Some of the key governance features of our Principles of Corporate Governance and bylaws are summarized below.

Majority Vote Standard in Director Elections.  Ciena’s bylaws and Principles of Corporate Governance provide for a majority vote standard in uncontested director elections. As a result, other than in a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors are elected by a vote of the majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. In a contested election, directors will continue to be elected by plurality vote.

As a condition of their nomination, incumbent directors and director nominees are required to submit to Ciena an irrevocable resignation that becomes effective only if (i) that person fails to receive a majority vote in an election;

and (ii) the Board of Directors accepts his or her resignation. Should any director fail to receive a majority of the votes cast in an uncontested election, the Governance and Nominations Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken. No later than 90 days following the date of the certification of the election results, the Board will disclose its decision by press release and a Form 8-K filed with the SEC. The Board will provide a full explanation of the process by which the decision was reached and, if applicable, the rationale for rejecting the resignation. If a resignation is accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill the vacancy or to reduce the size of the Board.

Any director whose resignation is being considered is not permitted to participate in the recommendation of the Governance and Nominations Committee or the decision of the Board as to his or her resignation. If the resignations of a majority of the members of the Governance and Nominations Committee have become effective as a result of the voting, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

Selection of Board Members; Vacancies.  Ciena’s bylaws limit the term of office of any director elected by the Board to fill a vacancy, to a term that lasts until the first annual meeting following election.

Service on Other Boards of Directors.  Ciena’s Board of Directors believes that directors should not serve on more than four other boards of public companies in addition to our Board of Directors. In the event that a director wishes to join the board of directors of another public company in excess of the limit above, our Board, in its sole discretion, will determine whether service on the additional board of directors is likely to interfere with the performance of the director’s duties to Ciena, taking into account the individual, the nature of his or her other activities and such other factors or considerations as our Board deems relevant. In selecting nominees for membership, the Governance and Nominations Committee and the Board will take into account the other demands on the time of a candidate, and avoid candidates whose other responsibilities might interfere with effective service on our Board of Directors.

Change in Principal Occupation of Director.  In some cases, when a director changes his or her principal occupation, the change may result in an increased workload, actual or apparent conflicts of interest, or other consequences that may affect his or her ability to continue to serve on Ciena’s Board of Directors. As a result, the Board of Directors has determined that when a director substantially changes his or her principal occupation, including by retirement, that director will tender his or her resignation to the Board of Directors. In considering the notice of resignation, the Governance and Nominations Committee will weigh such factors as it deems relevant and recommend to the Board of Directors whether the resignation should be accepted, and the Board will act promptly on the matter.

Director Stock Ownership Requirements.  All non-employee directors are required to hold at least 3,200 shares of Ciena’s common stock and/or units while serving as a director. Shares or units held or beneficially owned by a director, including under any applicable equity plan, are included in determining whether this minimum ownership requirement has been met. Ciena’s Board of Directors recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and may approve exceptions from time to time as it deems appropriate and in the interest of Ciena and its stockholders.

Lead Independent Director.  One of our independent Board members is elected to serve as lead independent director. The lead independent director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors. The lead independent director serves as principal liaison on Board-wide issues between the independent directors and the Executive Chairman, and approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent director may also recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by stockholders, when appropriate, the lead independent director will also be available for consultation and direct communication.

Separate Chairman and CEO.  Although our Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate, Ciena has maintained these positions as separate since 2001.

Committee Responsibilities.  The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee. Each committee meets regularly and has a written charter that is available on the “Corporate Governance” page of the “Investors” portion of our website at www.ciena.com. At each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Executive Sessions.  Our independent directors on the Board meet regularly in executive session without employee-directors or other executive officers present. The lead independent director presides at these meetings.

Outside Advisors.  The Board, and each of its standing committees, may retain outside advisors and consultants at its discretion and at Ciena’s expense. Management’s consent to retain outside advisors is not required.

Board Effectiveness.  To ensure that our Board and its committees are performing effectively and in the best interests of Ciena and its stockholders, the Board performs an annual assessment of itself, its Committees and each of its members.

Copies of our Principles of Corporate Governance and bylaws can be found on the “Corporate Governance” page of the “Investors” portion our website at www.ciena.com.

Committees of the Board of Directors and Meetings

During fiscal 2008, the Board of Directors held nine meetings and its three standing committees held meetings as follows:

•	the Audit Committee held nine meetings;

•	the Compensation Committee held eight meetings; and

•	the Governance and Nominations Committee held five meetings.

All of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which they served during fiscal 2008. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting. Two members of the Board of Directors attended Ciena’s 2008 Annual Meeting.

Committee Composition

The table below details the composition of Ciena’s standing Board committees. Mr. Smith and Dr. Nettles do not serve on standing committees of the Board.

Governance and
	Audit	Compensation	Nominations
Director Name	Committee	Committee	Committee

Stephen P. Bradley, Ph.D.	X		X
Harvey B. Cash		X	Chairperson
Bruce L. Claflin	X
Lawton W. Fitt	Chairperson
Judith M. O’Brien		Chairperson	X
Michael J. Rowny	X
Gerald H. Taylor		X

Audit Committee

The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Exchange Act”). In addition to meeting The NASDAQ Stock Market’s tests for director independence, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Ciena or an affiliate of Ciena, other than in the member’s capacity as a member of the Board of Directors and any Board committee. Second, a member of an audit committee may not be an affiliated person of

Ciena or any subsidiary of Ciena apart from his or her capacity as a member of the Board and any Board committee. The Board of Directors has determined that each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by The NASDAQ Stock Market. The Board of Directors has determined that Mr. Rowny is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Exchange Act.

Among its responsibilities, the Audit Committee appoints and establishes the compensation for Ciena’s independent registered public accounting firm, approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by Ciena to prepare its periodic reports, reviews and approves Ciena’s critical accounting policies, discusses the plans and reviews results of the audit engagement with Ciena’s independent registered public accounting firm, reviews the independence of Ciena’s independent registered public accounting firm, and oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting. Ciena’s independent registered public accounting firm and internal audit department report directly to the Audit Committee. The Audit Committee also reviews and considers any related person transactions in accordance with our Policy on Related Person Transactions and applicable rules of The NASDAQ Stock Market.

Compensation Committee

The Compensation Committee has responsibility, authority and oversight relating to the development of Ciena’s overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, and administers compensation plans for executive officers and non-executive employees. The Compensation Committee seeks to assure that our compensation practices promote stockholder interests and support our compensation objectives and philosophy. Ciena’s compensation program for executive officers focuses on addressing the following principal objectives:

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical objectives and the profitable growth of Ciena;

•	reward employees for individual and corporate performance; and

•	align executive compensation with stockholder interests.

In making compensation decisions, the Committee also seeks to promote teamwork among and high morale within our executive team.

Annually, the Compensation Committee evaluates the performance of Ciena’s executive officers and establishes their compensation for the next fiscal year. In making its executive compensation decisions, the Committee receives information and recommendations from its compensation consultant and Ciena’s CEO. The Committee reviews and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For detailed information regarding the Compensation Committee, its determination of the form and amount of compensation paid to our executive officers, including the “Named Executive Officers,” and Mr. Smith’s role in such determination, please see “Compensation Discussion and Analysis” below.

The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Exchange Act and comply with the independence requirements of The NASDAQ Stock Market. The Compensation Committee’s charter permits the Committee to delegate authority to our Chief Executive Officer in connection with new hires, promotions and other discretionary awards. The Compensation Committee has delegated limited authority to Mr. Smith to make equity awards to employees, who are not part of the executive leadership team, within certain parameters and guidelines applicable to, among other things, the size, terms and conditions of such awards.

Compensation Consultant.  To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers during fiscal 2008, the Committee engaged Compensia, Inc., an independent compensation consultant. In establishing executive compensation for fiscal 2008, the Compensation Committee relied upon Compensia to:

•	assist the Committee to select a group of peer companies;

•	provide information on compensation paid by peer companies to their executive officers;

•	provide survey data to supplement publicly available information on compensation paid by peer companies;

•	advise on alternative structures, forms of compensation and allocation considerations;

•	advise the Committee on appropriate levels of compensation for the Named Executive Officers and the other members of the executive leadership team; and

•	prepare “tally sheets” showing, for each executive officer, all elements of compensation received in previous fiscal years, equity grant detail, the projected value of vested and unvested grants outstanding, and a competitive assessment of compensation relative to a peer group.

Compensia provided consulting services exclusively to committees of the Board of Directors during fiscal 2008 and provided no other services on behalf of Ciena. In order to assure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, except for services provided to the Committee or another committee of the Board, the Committee does not permit Ciena to engage Compensia to perform any other services. The Committee has sole authority to retain or replace Compensia as the Committee’s executive compensation consultant.

Governance and Nominations Committee

The Governance and Nominations Committee reviews, develops and makes recommendations regarding various aspects of the Board of Directors, including its size, composition, standing committees and practices. The Governance and Nominations Committee also reviews and implements corporate governance policies, practices and procedures. The Governance and Nominations Committee conducts an annual review of the performance of the Board of Directors and its individual members. The Governance and Nominations Committee is also responsible for making recommendations to the Board of Directors regarding the compensation of its non-employee members. The members of the Governance and Nominations Committee are all independent directors under applicable rules of The NASDAQ Stock Market.

The Governance and Nominations Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board of Directors, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Governance and Nominations Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Governance and Nominations Committee seeks to assure that the Board of Directors is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to Ciena’s needs, including sufficient individuals to meet the requirements of the various rules and regulation s of The NASDAQ Stock Market and the SEC, such as the requirements to have a majority of independent directors and an audit committee financial expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates his or her performance to determine suitability for continued service, taking into consideration the value of continuity and familiarity with Ciena’s business. In addition, it is the policy of the Governance and Nominations Committee to consider recommendations for nomination from any reasonable source, including Ciena’s officers, directors and stockholders. In considering these recommendations, the Governance and Nominations Committee utilizes the same standards described above, as well as the current size and composition of the Board, and the needs of the Board and its committees. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. Stockholders who wish to recommend potential nominees may address their recommendations in writing to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. For a description of the process by which stockholders may nominate directors in accordance with our bylaws, please see “Stockholder Proposals for 2010 Annual Meeting” below.

Compensation Committee Interlocks and Insider Participation

Messrs. Cash and Taylor and Ms. O’Brien, who comprised the Compensation Committee in fiscal 2008, are each independent directors and were not, at any time during fiscal 2008, or at any other time, officers or employees of Ciena. During fiscal 2008, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.

DIRECTOR COMPENSATION

Overview

Our director compensation is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board and act in their best interest. The Governance and Nominations Committee, which consists solely of independent directors, has primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board of Directors. Compensation for the members of our Board is reviewed regularly by the Governance and Nominations Committee.

Our Board of Directors includes two Ciena executive officers: Dr. Nettles, who serves as Executive Chairman of the Board, and Gary Smith, who serves as Ciena’s President and Chief Executive Officer. As a Named Executive Officer, information regarding the determination of Mr. Smith’s compensation can be found in “Compensation Discussion and Analysis” below. Mr. Smith does not receive compensation for his service as a director and additional information regarding his compensation can be found in the “Executive Compensation Tables” below. Except as set forth in “Equity Compensation” below, Dr. Nettles does not receive compensation for his services as a director.

During fiscal 2008, the Governance and Nominations Committee, with the assistance of Compensia, an independent compensation consultant, evaluated the competitiveness of our Board compensation program. The Governance and Nominations Committee considered an overview of the corporate governance environment and recent trends and developments relating to board compensation. The Governance and Nominations Committee specifically considered the amount and various components of Ciena’s Board compensation program, as well as the aggregate board compensation costs, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee utilized in determining executive officer compensation. A list of these companies and the process used to develop the peer group can be found in “Compensation Discussion and Analysis” below. The Governance and Nominations Committee considered this competitive analysis in its recommendations to the Board relating to fiscal 2009 board compensation.

The Governance and Nominations Committee determined that, while compensation for certain committee chairpersons was at or above the 50th percentile, Ciena’s average annual Board compensation, on an individual and aggregate basis, was below the 50th percentile for the peer group, with cash compensation for general board service below the 25th percentile. In assessing its current Board and committee retainer payments, and per-meeting fees for attendance, the Governance and Nominations Committee considered that less than half of the peer group offered director compensation based on meeting attendance, preferring a retainer-only compensation model. The Governance and Nominations Committee also considered that Ciena’s current mix of compensation more heavily favored equity over cash, while the peer group had a more even mix.

With regard to equity compensation, the Governance and Nominations Committee considered its recent practice of annual grants of a fixed number of shares underlying RSU awards, and its desire to neutralize compensation variability from year to year resulting from Ciena stock price fluctuation and volatility. The Governance and Nominations Committee determined to discontinue its practice of fixed share grants in favor of grants that target a delivered compensation value. In reaching this decision, the Governance and Nominations Committee took into account that sixty percent of the peer group based equity awards upon a targeted delivered value, and that this approach was consistent with the historical approach used by Ciena’s Compensation Committee with regard to equity awards granted to Ciena’s executive officers. In setting the targeted delivered value, the Governance and Nominations Committee considered the delivered values for initial and annual awards in comparison to the peer group. The Committee also considered whether to change its historical practice of granting RSUs with one-year, service-based vesting terms, and the terms and conditions associated with any acceleration of vesting of such awards. Under the 2008 Omnibus Incentive Plan, acceleration of vesting for RSUs is limited to certain circumstances, and only 5% of the shares authorized for award thereunder may be issued in the form of RSUs or other full value awards with a service-based vesting term shorter than three years from the date of grant.

In October and December 2008, the Board approved a revised compensation program for fiscal 2009. The Board based these changes in compensation upon the recommendations of the Governance and Nominations Committee and its consideration of the factors described above. The cash and equity components of our director compensation program for fiscal 2008 and fiscal 2009 are described below.

Cash Compensation.  Our cash compensation program for non-employee directors for fiscal 2008 and fiscal 2009 is as follows:

Amount
Fiscal 2008	($)

Annual Retainer for Non-Employee Director	$25,000
Additional Lead Outside Director Retainer	$7,500
Audit Committee Chairperson Annual Retainer	$20,000
Other Committee Chairperson Annual Retainer	$7,500
Board Meeting Attendance (Regular Meeting.)	$1,500
Board Meeting Attendance (Special Meeting)	$500
Audit Committee Meeting Attendance (Regular Meeting)	$2,000 (Chairperson) $2,000 (other directors)
Other Committee Meeting Attendance (Regular Meeting)	$1,000 (Chairperson) $1,000 (other directors)
All Committee Meeting Attendance (Special Meeting)	$500

Amount
Fiscal 2009	($)

Annual Retainer for Non-Employee Director	$50,000
Additional Lead Outside Director Retainer	$10,000
Audit Committee Annual Retainer	$30,000 (Chairperson) $10,000 (other directors)
Compensation Committee Annual Retainer	$15,000 (Chairperson) $5,000 (other directors)
Governance and Nominations Committee Annual Retainer	$10,000 (Chairperson) $4,000 (other directors)

In establishing its cash compensation program for fiscal 2009, the Board determined not to pay meeting attendance fees unless the Board, or any standing committee thereof, is required to participate in an unusually high number of meetings. In the event that the Board or a standing committee holds more than ten meetings in a fiscal year, each non-employee director serving on that committee will be entitled to receive an additional $1,500 per meeting for the Chairperson, and $1,000 for other directors. In the event that the Board or a standing committee creates a special committee or subcommittee that holds more than three meetings in a fiscal year, each non-employee director serving on that committee will be entitled to receive an additional $1,000 per meeting.

We pay the applicable retainers set forth above in quarterly installments. Meeting attendance fees, as applicable, are generally paid promptly following the each meeting, and directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Non-employee directors do not receive any perquisites as part of their compensation.

Equity Compensation.  For fiscal 2008, our non-employee directors and Dr. Nettles received equity compensation as follows:

RSU Grant
Fiscal 2008	(#)

Initial RSU Grant Upon Election or Appointment	6,500 shares
Annual RSU Grant — Non-Employee Directors	3,250 shares
Annual RSU Grant — Executive Chairman of the Board	6,500 shares

Initial equity awards vest in equal annual installments over a three-year period. Annual awards are made on the date of each annual meeting of stockholders and vest in full on the first anniversary of the date of grant.

For fiscal 2009, our non-employee directors and Dr. Nettles will receive equity compensation as follows:

Targeted Delivered Value
Fiscal 2009	($)

Initial RSU Grant Upon Election or Appointment	$100,000
Annual RSU Grant — Non-Employee Directors	$100,000
Annual RSU Grant — Executive Chairman of the Board	$100,000

Initial equity awards are made upon first election or appointment to the Board of Directors with the targeted delivered value prorated based on the election date. Initial equity awards vest in equal annual installments over a three-year period from the date of grant. Annual awards will be made on the date of each annual meeting of stockholders and vest in equal annual installments over a three-year period from the date of grant. The actual number of shares underlying annual RSU awards will be based on Ciena’s average closing stock price over a 30-day period immediately prior to the date of the grant. Vesting of RSU awards granted to the Board is subject to acceleration upon the recipient’s death, disability, retirement or upon or in connection with a change in control transaction. Delivery of the shares following vesting is subject to any applicable instruction provided by the director under the Directors’ Restricted Stock Deferral Plan described below.

Director Compensation Table

The following table and the accompanying footnotes describe the “total compensation” earned by our non-employee directors and Dr. Nettles during fiscal 2008.

Total compensation does not reflect the actual compensation received by our directors in fiscal 2008. Total compensation includes the dollar amounts set forth in the “Stock Awards” and “Option Awards” columns. These amounts reflect the compensation expense we recognized for financial statement reporting purposes with respect to equity awards granted to directors during fiscal 2008, as well as grants made in prior fiscal years, to the extent such awards remained unvested in whole or in part at the beginning of fiscal 2008. The compensation expense included in the “Stock Awards” and “Option Awards” columns will likely vary from the actual amount ultimately realized by these directors based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, the effect of any applicable instruction to defer delivery, and the price of our stock.

Director Compensation Table

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Patrick H. Nettles, Ph.D.	—	$183,541	—	$326,589	$510,130
Stephen P. Bradley, Ph.D.	$49,000	$91,771	—	—	$140,771
Harvey B. Cash	$58,500	$91,771	—	—	$150,271
Bruce L. Claflin	$43,500	$113,242	$39,269	—	$196,011
Lawton W. Fitt	$64,500	$91,771	—	—	$156,271
Judith M. O’Brien	$50,500	$91,771	—	—	$142,271
Michael J. Rowny	$44,500	$91,771	—	—	$136,271
Gerald H. Taylor	$40,500	$91,771	—	—	$132,271

(1)	Reflects the aggregate dollar amount of all cash compensation earned for service as a director, including the retainers and meeting attendance fees described in “Cash Compensation” above.

(2)	Reflects the amount of compensation expense we recognized for stock awards under Statement of Financial Accounting Standards 123(R), “Share-Based Payment” (“FAS 123(R)”), for each director as reported in our fiscal 2008 audited financial statements. Pursuant to SEC requirements, the amounts in the table above exclude the impact of estimated forfeitures related to service-based vesting conditions. For each director, the amounts reported above represent the expense associated with annual RSU awards granted on March 26, 2008. Because annual equity awards to directors have historically been granted on the date of the annual meeting (typically March of each year) and vested on the first anniversary of the date of grant, the compensation expense associated with these awards is recognized across two fiscal years. As a result, the amount reported above also includes a portion of the compensation expense related to RSU awards made to directors in fiscal 2007, to the extent these awards were unvested at the beginning of fiscal 2008. For Mr. Claflin, the amount reported also includes compensation expense related to an initial RSU award granted upon his joining the Board during fiscal 2006, which vests over a three-year period. The full grant date fair value of RSUs awarded to directors in fiscal 2008 was: (a) $204,750 for the RSU grant to Dr. Nettles; and (b) $102,375 for the RSU grant to each of the non-employee directors. This amount reflects, as of the grant date, the total compensation expense for financial reporting purposes that we would expect to incur over the vesting period for the award.

(3)	We have not made any option grants to directors since fiscal 2006 and options are no longer part of our equity compensation program for directors. The amount reported above represents the compensation expense we recognized in our fiscal 2008 audited financial statements for a stock option awards granted to Mr. Claflin upon his initial election to the Board in fiscal 2006, to the extent that this award remained unvested at the beginning of fiscal 2008. Pursuant to SEC requirements, the amount in the table above excludes the impact of estimated forfeitures related to service-based vesting conditions. For information regarding the relevant assumptions made in calculating compensation expense, you should refer to the information set forth in the footnotes to the “Summary Compensation Table” in “Executive Compensation Tables” below.

(4)	Reflects $300,000 of salary for service as an executive officer. Dr. Nettles does not receive cash compensation for his service as a director. Also includes: (a) the incremental expense of an insurance premium paid by us for a supplemental executive long-term disability insurance policy held by Dr. Nettles, (b) the cost of tax preparation service reimbursement and related tax gross-up made available to executive officers; and (c) 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees on the same terms.

Outstanding Equity Awards for Directors at Fiscal Year End

The following table sets forth, on an aggregate basis, information related to unexercised stock options and unvested stock awards held by each of the non-employee directors and Dr. Nettles as of the end of fiscal 2008. As of such date, all option awards held by the persons in the table below were out-of-the-money.

Outstanding Equity Awards at Fiscal Year-End

	Unexercised Option Awards		Stock Awards
	Aggregate	Aggregate
	Number of	Number of	Aggregate
	Shares	Shares	Number of
	Underlying	Underlying	Unvested
	Exercisable	Unexercisable	Shares
	Options	Options	or Units
Name	(#)	(#)	(#)

Patrick H. Nettles, Ph.D.	179,326	—	6,500
Stephen P. Bradley, Ph.D.	41,855	—	3,250
Harvey B. Cash	33,284	—	3,250
Bruce L. Claflin	4,285	2,143	3,964
Lawton W. Fitt	37,336	—	3,250
Judith M. O’Brien	36,850	—	3,250
Michael J. Rowny	13,451	—	3,250
Gerald H. Taylor	35,859	—	3,250

Directors’ Restricted Stock Deferral Plan

The Directors’ Restricted Stock Deferral Plan allows non-employee directors to defer receipt of all or a portion of the shares underlying RSU awards granted in connection with their service on the Board. Generally, deferral elections may only be made as to awards to be granted in the calendar year following a valid deferral election. Directors can elect the amount deferred, the deferral period and the means of distribution of their shares. If a director elects to defer any portion of an award, upon the vesting of that award, we credit a stock account with the amount deferred. There are no other investment options under the plan and all such accounts will be distributed in Ciena common stock. Distributions may be made in a lump sum or installments, as designated by the participating director, subject to early distribution of vested awards in a lump sum in the event of the participant’s death, termination of service, a change in control of Ciena or termination of the plan.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for the fiscal year ending October 31, 2009, and is asking stockholders to ratify this appointment at the Annual Meeting.

PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as Ciena’s independent registered public accounting firm for fiscal 2009, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC. Information regarding fees billed by PwC for our 2007 and 2008 fiscal years is set forth under the heading “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

Proposal No. 2 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that were billed to Ciena by PwC for professional services rendered for fiscal years 2007 and 2008.

Fee Category	2007	2008

Audit Fees	$2,260,647	$2,080,761
Audit-Related Fees	$361,740	$81,854
Tax Fees	$44,995	$29,968
All Other Fees	—	—

Total Fees	$2,667,382	$2,192,583

Audit Fees

This category of the table above includes fees for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The preparation of Ciena’s audited financial statements include compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PwC of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting. As a result, audit fees for fiscal 2007 and 2008 reflect PwC’s integrated audit of our financial statements and our internal control over financial reporting as of the end of each fiscal year.

Audit-Related Fees

This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” Fiscal 2008 audit-related fees include PwC’s due diligence related services associated with our acquisition of World Wide Packets. Fiscal 2007 audit-related fees include PwC’s services in connection with our convertible note offering. Audit-related fees for fiscal 2007, and to a lesser degree, fiscal 2008, also reflect PwC’s services associated with evaluating our internal controls in connection with our implementation of a new version of our Oracle management information system.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice, and tax planning. Services for fiscal 2007 and fiscal 2008 were related to international value added tax (VAT).

All Other Fees

This category of the table above includes fees for services provided by PwC that are not included in the service categories reported above. Ciena did not incur any other fees during fiscal 2007 or fiscal 2008.

Pre-Approval of Services

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Each year, management also submits to the Audit Committee a list of non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chairperson to amend or modify the list of approved permissible non-audit services and fees. If the Chairperson exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years 2007 and 2008 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees Ciena’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee meets with Ciena’s independent registered public accounting firm, PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations and Ciena’s financial reporting practices. The Audit Committee met with management periodically during fiscal 2008 to consider the adequacy of Ciena’s internal controls, and discussed these matters with PricewaterhouseCoopers LLP and Ciena senior management, finance and internal audit personnel. The Committee also discussed with senior management and PricewaterhouseCoopers LLP, Ciena’s disclosure controls and procedures and the certifications by Ciena’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain filings with the SEC.

The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2008 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding Pricewaterhouse Coopers LLP’s communications with the audit committee concerning independence and has discussed with Pricewaterhouse Coopers LLP its independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2008 be included in Ciena’s annual report on Form 10-K for fiscal 2008 for filing with the SEC.

Submitted by the members of the Audit Committee:

Lawton W. Fitt (Chairperson)
Stephen P. Bradley, Ph.D.
Bruce L. Claflin
Michael J. Rowny

OWNERSHIP OF SECURITIES

The following table sets forth, as of January 2, 2009, the beneficial ownership of Ciena’s common stock for the following persons:

•	all stockholders known by us to own beneficially more than 5% of our common stock;

•	our Chief Executive Officer and the other Named Executive Officers (as that term is defined in the “Executive Compensation Tables” below);

•	each of our directors; and

•	all of our directors and executive officers as a group.

Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the SEC.

Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise or conversion of any stock option, restricted stock unit or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of January 2, 2009, there were 90,659,070 shares of Ciena common stock outstanding.

	Number		Beneficial	Percent of
	of Shares	Right to	Ownership	Outstanding
Name of Beneficial Owner	Owned(1)	Acquire(2)	Total(3)	Shares

5% or More Stockholders
FMR Corp.(4)	10,833,116	145,728	10,978,844	12.1%
Citadel Investment Group, LLC(5)	4,692,990	—	4,692,990	5.2%
Brookside Capital Funding Partners Fund, L.P.(6)	5,588,971	—	5,588,971	6.2%
Morgan Stanley(7)	4,821,083	—	4,821,083	5.3%
Directors & Named Executive Officers
Patrick H. Nettles, Ph.D.	350,176	185,826	536,002	*
Gary B. Smith	37,905	455,108	493,013	*
Stephen B. Alexander(8)	33,965	229,867	263,832	*
Michael G. Aquino	3,263	64,269	67,532	*
Joseph R. Chinnici(9)	17,570	—	17,570	*
James E. Moylan, Jr.	5,778	10,208	15,986	*
Arthur D. Smith, Ph.D.	5,243	121,724	126,967	*
Stephen P. Bradley, Ph.D.	6,785	36,534	43,319	*
Harvey B. Cash	22,556	36,534	59,090	*
Bruce L. Claflin	1,428	7,535	8,963	*
Lawton W. Fitt	1,071	40,586	41,657	*
Judith M. O’Brien(8)	5,302	40,100	45,402	*
Michael J. Rowny	1,071	16,701	17,772	*
Gerald H. Taylor	1,356	39,109	40,465	*
All executive officers and directors as a group (15 persons)	482,697	1,332,656	1,815,353	2.0%

*	Represents less than 1% of outstanding shares.

(1)	Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible equity awards.

(2)	Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units within sixty days of the date of this table. For non-employee directors, amounts reported also include shares underlying vested RSUs deferred pursuant to the Directors’ Restricted Stock Deferral Plan.

(3)	Except as indicated in the footnotes to this table or as set forth in the SEC reports identified below, we believe the persons named in this table, based on information they have furnished to us, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(4)	Stockholder’s address is 82 Devonshire Street, Boston, MA 02109. Ownership information is based solely on a Schedule 13G/A, filed jointly by FMR Corp. (“FMR”) and Edward C. Johnson 3d with the SEC on February 14, 2008, and reflects their beneficial ownership as of December 31, 2007. Based on the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR. By acting as investment adviser to various investment companies, Fidelity is the beneficial owner of 9,188,579 shares of Ciena’s common stock. Shares included in the “Right to Acquire” column above reflect shares of common stock issuable upon conversion of Ciena’s outstanding convertible notes held by the investment companies, as reported on Schedule 13G/A.

(5)	Stockholder’s address is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603. Ownership information is based solely on a Schedule 13G, filed by stockholder with the SEC on August 19, 2008, and reflects shared beneficial ownership as of August 11, 2008 as reported on Schedule 13G.

(6)	Stockholder’s address is 111 Huntingdon Avenue, Boston, MA 02199. Ownership information is based solely on a Schedule 13G, filed by stockholder with the SEC on August 11, 2008, and reflects beneficial ownership as of August 8, 2008.

(7)	Stockholder’s address is 1585 Broadway, New York, NY 10036. Ownership information is based solely on a Schedule 13G, filed by stockholder with the SEC on November 7, 2008, and reflects beneficial ownership as of October 30, 2008.

(8)	Voting and investment power is shared with spouse.

(9)	Mr. Chinnici is our former Chief Financial Officer and is listed as a Named Executive Officer in the table above in accordance with SEC requirements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, and, based on this review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into Ciena’s annual report on Form 10-K for fiscal 2008 by reference to this proxy statement.

Submitted by the members of the Compensation Committee:

Judith M. O’Brien (Chairperson)
Harvey B. Cash
Gerald H. Taylor

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides a description of our compensation program, the components of our compensation, and the compensation-related decisions made with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three most highly compensated executive officers for fiscal 2008 as set forth below:

•	Gary B. Smith, President and CEO

•	James E. Moylan, Jr., Senior Vice President, Finance and CFO

•	Arthur D. Smith, Senior Vice President and Chief Operating Officer (COO)

•	Stephen B. Alexander, Senior Vice President and Chief Technology Officer

•	Michael G. Aquino, Senior Vice President, Global Field Operations

These employees, together with Joseph R. Chinnici, our former CFO who resigned as of December 31, 2007, are referred to in this proxy statement as our “Named Executive Officers” for fiscal 2008. We have included detailed compensation information relating to these individuals in the “Executive Compensation Tables” section below. As used in this “Compensation Discussion and Analysis” section, the term “Committee” means the Compensation Committee of the Board of Directors.

Ciena Financial History and Compensation Background

During most of fiscal 2002 through 2005, Ciena focused on surviving and rebuilding its business in an industry that had experienced an almost unprecedented collapse. In fiscal 2001, our annual revenue reached $1.6 billion, based largely on the success of a single product line. By fiscal 2003, our revenue had decreased to $283.1 million, as the telecommunications industry suffered a severe downturn that affected nearly all of its participants, including equipment suppliers like Ciena. Consequently, our executive compensation program during this period was quite simple. To conserve cash, base salaries were largely held static, and we paid no bonuses to our executives or other employees from fiscal 2002 until the third quarter of fiscal 2006. To provide for retention of our executive team and to align their interests with our stockholders, the Committee relied heavily on stock option grants. Because of the market conditions described above, however, our stock price suffered significant declines during this period. Consequently, although the Committee believed that the members of the executive team were generally performing well, stock options granted during this period often declined in value following grant and continue to remain significantly out of the money, having little value as incentives for retention.

When the Committee considered executive compensation for fiscal 2008, Ciena’s financial performance had improved considerably from the period of industry downturn described above. As a result of improved conditions in our market and the successful execution of our network specialist strategy, we achieved considerable growth in our business, including 15 straight quarters of sequential quarterly revenue growth through the end of fiscal 2007. We grew revenues 32.0% from fiscal 2005 to fiscal 2006 and 38.2% from fiscal 2006 to fiscal 2007. We built upon our return to profitability in fiscal 2006, when we achieved net income of $0.6 million, or $0.01 per share, and delivered net income of $82.8 million, or $0.87 per share, in fiscal 2007. We generated $108.7 million in cash from operations during fiscal 2007 as compared to our use of $79.4 million during fiscal 2006. During fiscal 2006 and 2007, our stock price significantly outperformed a number of major indexes, including the S&P 500 and The NASDAQ Telecom Index.

In establishing compensation for fiscal 2008, the Committee was influenced by our improved financial performance described above, as well as the Committee’s historical compensation-related decisions. In particular, the Committee believed that it was essential to retain the services, and incent the continued successful performance, of certain key executives who have been responsible for our recovery and whom the Committee believes are critical to our continued growth and success. The discussion below describes the specific compensation decisions the Committee made relating to compensation of our Named Executive Officers for fiscal 2008, as well as the factors and considerations influencing such decisions.

Compensation-Setting Process for Fiscal 2008

Compensation Committee

The Committee has oversight of Ciena’s compensation programs and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For a discussion regarding the Committee’s compensation philosophy and principal objectives of our compensation programs, see “Corporate Governance and the Board of Directors — Compensation Committee” above.

Peer Group

For purposes of determining the compensation of our executives, including the Named Executive Officers, the Committee, assisted by Compensia, Inc., an independent compensation consultant engaged by the Committee, identified a group of companies against which to compare our existing and proposed compensation levels for our executives. Once the peer group was determined, Compensia provided relevant peer group data and analysis comparing our executive compensation to comparable positions within the peer group. Compensia also advised the Committee on compensation structures and alternatives to implement the Committee’s compensation recommendations and objectives.

The Committee generally reassesses its peer group on an annual basis and modifies the constituent companies as it believes necessary to reflect those companies it considers to be similar to, and competitive with, Ciena in the market for executive talent. In establishing the peer companies for use in determining fiscal 2008 compensation, the Committee started with a list of public companies with recent financial and market capitalization data within a range comparable to Ciena. The Committee focused initially upon companies with revenue over their last four quarters in the range of $250 million to $2.5 billion, and with current market capitalization ranging from $1 billion to $5 billion. The Committee also considered companies that included Ciena within their company’s peer group for fiscal 2007. The Committee refined this list to focus principally on U.S.-based companies in industries related to communications networking equipment or fiber optic networks.

Upon reviewing the initial peer group analysis, the Committee expressed concern that the preliminary collection of potential peers for fiscal 2008 did not adequately reflect the market in which Ciena competed for executive talent. In light of Ciena’s recent strong financial performance, as well as our experience in recruiting certain senior executives during fiscal 2007, including our CFO, Mr. Moylan, the Committee acknowledged that we were increasingly competing for executive talent with larger companies, both within and outside of our industry. The Committee also considered that Ciena had a market capitalization greater than nearly all of the proposed companies. This composition of smaller peer companies was not supportive of our CEO’s, and the Committee’s, desire to attract executive talent with large company experience necessary to support Ciena’s growth trajectory at that time. As such, the Committee, with the recommendation of Compensia and support of our human resources department, further refined the list of peer companies, expanding the companies under consideration beyond the initial parameters to include comparable, albeit somewhat larger, companies that provide communications equipment, as well as providers of communications services.

In assessing and finalizing its list of peer companies, the Committee gave significant weight to the turnaround in our performance, our strong financial results and stock price performance in recent periods, and the significant growth rate for certain measures of our performance. The Committee considered our relative ranking with regard to various measures of recent financial performance, including revenue growth, rate of net income and operating income growth, and stock price and market capitalization growth, in comparison to proposed peer companies. While our operations were somewhat smaller in terms of headcount and revenue when compared to some of the peer companies under consideration, we ranked at or near the top of the peer group in a number of growth indicators that measured performance over one-year and three-year periods, including revenue growth, earnings per share growth, and net income and operating income improvement as a percentage of revenue.

A comparison, as of November 2007, of Ciena to certain Peer Group averages for measures considered by the Committee in establishing the Peer Group is set forth below.

			Operating
		Revenue	Income	Net Income	Market
	Revenue	Growth	Change	Change	Capitalization	Headcount
	($)	(%)	(%)	(%)	($)	(#)

Peer Group Average	$7.4 billion	35.2%	7.6%	6.9%	$9.3 billion	18,243
Ciena (actual)	$671.1 million	39.7%	71.5%	77.3%	$4.0 billion	1,485
Ciena Percentile of Peer Group	28.9%	72.9%	100%	100%	65.5%	35.9%

In comparing revenue, the Committee considered each company’s performance over their respective most recent four fiscal quarters, with revenue growth rate comparing this data to the preceding four quarters. Operating income and net income change are calculated as a percentage of revenue and are each based on most recent one-year performance.

The following companies constituted the “Peer Group” considered by the Committee for fiscal 2008:

3Com	F5 Networks	Motorola	Sun Microsystems
Avaya	Harris Stratex Networks	NetGear	Time Warner Telecom
Brocade Communications Systems	InterDigital	Sonus Networks	Xilinx
Convergys	JDS Uniphase	Sprint Nextel

The Committee utilized the information with respect to base salaries, target total cash compensation and target total compensation among comparable executive positions within the Peer Group as a comparative tool in establishing executive compensation for the Named Executive Officers. The Committee also considered how companies in the Peer Group allocated compensation among the various elements of their programs. In considering the Peer Group compensation data, the Committee recognized that executives in different companies can play significantly different roles, with different responsibilities and scope of work, even though they may hold similar titles or nominal positions. Moreover, from the available information about Peer Group compensation, there is no way to determine the respective qualitative factors that may influence compensation, such as the scope of each executive officer’s responsibilities, their performance during the period under consideration or their perceived importance to their companies’ business, strategy and objectives. Accordingly, the Committee looked to information about the Peer Group as one of a number of considerations in establishing executive compensation levels. The Committee used the Peer Group data only as a rough guide to provide general compensation information. In considering this information, the Committee did not “benchmark” compensation or regard itself constrained to set total compensation, or any element thereof, for any particular executive, by the compensation levels of executives occupying similar positions at companies in the Peer Group.

For a discussion regarding Compensia, the scope of their engagement by the Committee and their involvement in our compensation-setting process, see “Corporate Governance and the Board of Directors — Compensation Committee” above.

Role of Chief Executive Officer

As a rule, our executive officers, including our CEO, do not participate in the determination of their own compensation. Our CEO, Gary Smith, worked with the Chair of the Committee to develop proposed compensation packages for our other executive officers, including the other Named Executive Officers. As discussed in “Elements of Compensation” below, Mr. Smith provided recommendations regarding the amount of each component of each executive’s compensation for fiscal 2008. Mr. Smith based his recommendations on his review and assessment of each executive’s overall performance during the prior fiscal year as well as the Peer Group information, which was provided to Mr. Smith by the Chair of the Committee. Because Mr. Smith works most closely with and supervises our executive team, the Committee believes that he provides invaluable insight in evaluating their performance. Accordingly, Mr. Smith provides the Committee with his assessment of each individual’s performance, their success in executing against corporate goals, their contribution during the fiscal year, and their importance and value to Ciena’s future success. Mr. Smith also provides the Committee with additional information regarding the effect of market forces, changes in strategy or priorities upon an individual’s performance, and any other specific challenges faced or overcome by each person in their performance during the prior fiscal year. The Committee looks to Mr. Smith’s input and recommendation as to compensation as one of a number of important components in its determination of executive compensation.

Hiring of Mr. Moylan and Determination of Chief Financial Officer Compensation

Upon the April 2007 announcement of the resignation of Mr. Chinnici, our former CFO, we retained an executive search firm and commenced a search for his replacement. The Chair of the Committee, the Chair of the Audit Committee and our CEO each played a significant role in the consideration of candidates and the recruitment and hiring of Mr. Moylan. In connection with Mr. Moylan’s appointment as Senior Vice President, Finance and Chief Financial Officer on December 31, 2007, the Committee, as advised by Compensia and recommended by Mr. Smith, negotiated a compensation package with him on an arms’ length basis.

In determining compensation for Mr. Moylan, the Committee considered, among other things, the significant role and responsibilities associated with Mr. Moylan’s position, his total compensation at his then-current employer and the extent to which Mr. Moylan would forfeit compensation by leaving his current employer. The Committee also considered the fact that Mr. Moylan would be required to relocate to join Ciena. The Committee and our CEO sought to negotiate a compensation package that was competitive and reflected the considerations above, as well as our existing compensation program and range of total compensation payable to the other members of our executive team. To ensure that Mr. Moylan’s compensation was appropriate and fairly reflected the competitive market for executive talent, the Committee and our CEO considered total compensation information from the Peer Group for individuals serving in the role of CFO. Again, the Committee looked to this Peer Group data as a rough guide as to compensation information and trends and was not constrained to set compensation at any specific or pre-determined level.

The Committee approved Mr. Smith’s recommendation of an initial base salary of $385,000, with eligibility for an annual target bonus of up to 75% of his base salary under Ciena’s incentive bonus plan. Mr. Moylan also received a $150,000 signing bonus, in part to compensate him for compensation forgone by departing his then current employer, and is eligible for reimbursement of certain relocation expenses, in an amount not to exceed $200,000. Mr. Moylan further received a stock option grant, exercisable for 35,000 shares of Ciena common stock, and 35,000 restricted stock units (RSUs). In addition, unlike each of the other Named Executive Officers, each of Mr. Moylan’s option and restricted stock unit grants cliff vests as to 25% of the shares subject to the award on the first anniversary of the date of grant. The use of a one-year cliff vesting for 25% of the total grant, rather than the vesting treatment provided to our other Named Executive Officers, is consistent with our general approach for newly-hired employees receiving equity grants.

Internal Equity Considerations

In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, our executive team, including the Named Executive Officers. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for the executive team, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive to other members of the executive team. The Committee also considers the relative portion of equity grants made to the executive team in a fiscal year to awards made to non-executive employees eligible for such awards.

Elements of Compensation

The executive compensation program for our executives, including the Named Executive Officers, includes three principal elements: base salary, cash incentive bonuses that are contingent upon satisfaction of corporate, departmental, or individual performance goals, and equity-based incentive compensation. Our executives, including the Named Executive Officers, are generally eligible for the same health and dental insurance, life and accidental death insurance, disability insurance, and other similar benefits as the rest of our salaried employees. As set forth in the “Summary Compensation Table,” we provide limited perquisites for our executive team, generally consisting of annual physical examinations, tax preparation services and financial planning services. As described more fully in “Change in Control Severance Agreements” below, we maintain severance arrangements with our executives, including the Named Executive Officers, which entitle them to certain payments and benefits if their employment is terminated following a change in control of Ciena. We believe that each of these elements is important to furthering one or more of the objectives of our executive compensation program.

The information below describes the compensation decisions for fiscal 2008, and the rationale behind those decisions, for our Named Executive Officers, other than Mr. Moylan (which is described under “Compensation-Setting Process for Fiscal 2008 — Hiring of Mr. Moylan and Determination of Chief Financial Officer Compensation” above) and Mr. Chinnici (as set forth under “Separation Agreement with Mr. Chinnici” below).

Base Salary

Base salaries provide a minimum, fixed level of cash compensation for our executive officers. In establishing base salaries for our executives, including the Named Executive Officers, we considered the base salaries for similar positions as reflected in the Peer Group. Although we view the base salaries paid by companies in the Peer Group as useful comparative information, we do not require that our executives’ base salaries bear any particular relationship to salaries of executives in similar positions in the Peer Group. In making recommendations and establishing base salaries for the executive officers, the Committee takes into account the responsibilities, skills and experience of the individual executive, the role he plays, the value of that role to Ciena, the executive’s past performance at Ciena and the performance evaluation and compensation recommendations of our CEO (with respect to each executive other than himself). As described in more detail below, the Committee reviews the Peer Group information, and the recommendations of the CEO, but base salaries for the Named Executive Officers are set each year principally based on the discretion of the Committee.

In considering fiscal 2008 executive compensation, the Committee determined that base salaries and total cash compensation for Ciena’s executive officers during fiscal 2007 were generally commensurate with the 50th percentile of base salaries in the Peer Group, with four executive officers below the 50th percentile, including our CEO and Arthur Smith, our COO. This partly reflected the fact that, as discussed above, the Committee had generally not increased the base salaries of our executive team since fiscal 2001, except to recognize promotions or significant increases in responsibility. Market survey data provided by Compensia and considered by the Committee for a general view as to compensation trends indicated that, during this period, salary increases in a range of 4% to 5% per year were consistent with historical executive compensation practices in the market. The relative position of Ciena’s base salaries compared with the Peer Group also reflected the changes to the Peer Group for fiscal 2008 described above.

In establishing executive base salaries for fiscal 2008, the Committee was particularly influenced by retention-related concerns. These concerns reflected the relatively stagnant level of base salaries during the past few years and the Committee’s experience in negotiating compensation for Mr. Moylan and other senior employees recruited during fiscal 2007. During that process, Mr. Smith and the Committee concluded that, to attract high caliber candidates with large company experience believed to be essential to Ciena’s future success, it was necessary to offer base salaries generally somewhat above the range of compensation that Ciena had been paying its executive officers. The Committee reviewed Ciena’s base salaries for each position relative to the Peer Group and considered the additional expense associated with proposed base salary increases. The Committee also took into consideration that, in fiscal 2005, Mr. Smith voluntarily offered to reduce his base salary from $650,000 to $500,000. Because Ciena’s cash incentive bonuses are based on a percentage of base salary, the Committee also considered the effect of any base salary increase upon the target total cash compensation for each Named Executive Officer.

The base salary increases for each applicable Named Executive Officer for fiscal 2008 reflect the considerations above and are set forth in the “Target Total Cash Compensation” table below.

Annual Cash Incentive Bonuses

Overview.  All full-time employees, excluding our sales team, participate in our annual cash incentive bonus plan, which pays out a target bonus upon the achievement of performance objectives established by the Committee. The bonus plan provides the Committee with flexibility to establish, for each employee, the performance objectives upon which bonus payments are contingent. These targets may relate to Ciena’s financial performance or to the achievement of individual, departmental, or team performance objectives. In recent years, the performance objectives established by the Committee for all eligible employees have focused upon quarterly, corporate financial achievements.

The Committee establishes “target” bonuses for all eligible employees, expressed as a percentage of base salary. For non-executive employees, these targets range from 7.5% to 35% of base salary. For executives, the targets range from 50% to 100% of base salary. As described more fully below, determination of target bonus percentages reflect, in part, the Committee’s desire to provide a targeted delivered value in the form of cash compensation. The Committee reviews these target levels from time to time to assure that the potential bonus opportunities and total cash compensation levels are competitive. The Committee does not use any specific formula or quantitative measure to set target total cash compensation for any particular executive in comparison to the Peer Group, and generally looks to this information as a general guide that provides one measure of compensation trends and data points. The Committee has previously made adjustments to executive bonus opportunities based upon a number of qualitative considerations, as it deems necessary, to reflect promotions, changes in the scope of an executive’s role and responsibilities, and his or her value to our business and elements of our strategy.

Employees in our sales organization, including Mr. Aquino, our Senior Vice President, Global Field Operations, do not participate in this annual bonus plan. Instead, they are eligible to receive sales incentive compensation, the payment of which is conditioned upon the achievement of certain sales-oriented performance measures, such as revenue, customer orders, or gross margin. As they relate to Mr. Aquino, the annual performance objectives for his sales incentive compensation are based upon the financial targets contained in our annual operating plan which is approved by the Board, as discussed in more detail below.

In assessing executive compensation, the Committee considers the potential bonus payments to each Named Executive Officer, at the “target” level, together with his base salary, in determining the “target total cash compensation” payable to each executive. The Committee determined that for its executive officers, target total cash compensation was commensurate with the 50th percentile of the Peer Group, with significant variance by executive, ranging from below the 50th percentile to above the 75th percentile of total cash compensation for equivalent positions in the Peer Group. A review of target total cash compensation for fiscal 2007 versus the Peer Group indicated that two Named Executive Officers, Gary Smith and Arthur Smith, were below the 50th percentile of the Peer Group. Based on this information, the Committee determined that its increases to base salary for fiscal 2008 sufficiently increased total target cash compensation for each member of the executive team at or above the 50th percentile. Accordingly, the Committee decided not to increase target bonus percentages for the Named Executive Officers in fiscal 2008.

Total Target Cash Compensation

	Fiscal 2007			Fiscal 2008
			Target			Target
	Base	Target	Total Cash	Base	Target	Total Cash
	Salary	Bonus	Comp.	Salary	Bonus	Comp.
Name	($)	(%)	($)	($)	(%)	($)

Gary B. Smith	$500,000	100%	$1,000,000	$650,000	100%	$1,300,000
Arthur D. Smith	$325,000	75%	$568,750	$350,000	75%	$612,500
Stephen B. Alexander	$375,000	75%	$656,250	$400,000	75%	$700,000
Michael G. Aquino	$300,000	100%	$600,000	$315,000	100%	$630,000

The Committee conducted a comprehensive review of the incentive bonus plan during fiscal 2008, including the advantages and disadvantages of its current design, the continued use of corporate financial measures as performance thresholds, whether to tailor performance targets for functional areas and whether to base payments under the bonus plan on quarterly, semi-annual or annual performance metrics. The Committee determined not to make significant changes to the program, preferring to retain payment of bonuses on a quarterly basis in fiscal 2008. The Committee believed that retaining this structure was important in light of the potential for quarterly fluctuations in our revenue and operating results inherent in our business. The Committee sought to preserve the flexibility to set or adjust bonus goals if it became necessary because of the volatile marketplace in which Ciena operates. The

Committee concluded that attempting to set longer-term bonus goals risked the possibility of establishing goals that might prove either too difficult or too easy to achieve. As described below, the dilutive effect to fiscal 2008 earnings of our acquisition of World Wide Packets, and changes to our operating plan during fiscal 2008 that would have otherwise increased the performance targets, served to validate the Committee’s decision to focus on quarterly measures for the near term.

Messrs. Gary Smith, Alexander and Arthur Smith.  For fiscal 2008, the Committee determined to continue to pay bonuses based on the achievement of quarterly profit goals, as it believes those goals best measure Ciena’s progress and provide eligible employees, including the Named Executive Officers, the best incentive to continue to leverage our operating model, stress profitable growth of our business and improve operating profit during the fiscal year. In addition, the Committee determined to use the same bonus targets for all eligible employees, including the Named Executive Officers, in order to promote teamwork and morale. Specifically, the Committee based the quarterly profit goals upon the achievement of the “as-adjusted” (non-GAAP) net profit before tax established in our fiscal 2008 operating plan. This performance objective gives effect to certain adjustments to our GAAP results, consistent with those reported in our quarterly earnings releases and such other adjustments, including the cost of the bonus payment, that the Committee considers equitable and necessary to reflect appropriate measures of operating performance and the goals of the bonus program. We prepare our operating plan prior to the beginning of each fiscal year and this plan forms the basis upon which we manage our business and establish budgets. The operating plan represents the executive team’s best estimate at the time of our forecasted financial results for the year. In general, we believe that the overachievement or underachievement of any performance measure contained in the operating plan is equally likely.

The Committee sets the quarterly profit goals at its regular meeting at or near the beginning of each fiscal quarter, and the goals are communicated to the executive team. The quarterly performance goal for payment of the target incentive bonus for fiscal 2008 was $42.8 million for the first quarter, consistent with the operating plan. When the Committee met to establish the bonus goal for the second quarter of fiscal 2008, it made two adjustments to the quarterly profit objectives in the operating plan. First, despite expected increases in operating expense to accelerate certain research and development projects, Ciena’s then-current projection was that we would exceed the quarterly profit goals originally established in the operating plan for the remainder of the year. Accordingly, the Committee increased the quarterly bonus goals for the remainder of the year to reflect this revised expectation. Second, in March 2008, Ciena acquired World Wide Packets. The acquisition was expected to be dilutive to earnings for each of the remaining quarters of fiscal 2008. The Committee determined to reduce the bonus goals to reflect the expected reduction in net profit, which resulted in a net reduction in the bonus goals from the operating plan for the remainder of the year.

The Committee followed the same approach and considered the goals in the revised operating plan in establishing the bonus goals for the third and fourth quarters. Again, at the time it set the quarterly bonus goals for the second and third quarters, the Committee believed that it was equally likely that we would overachieve or underachieve the modified goals. The Committee decided to continue the same approach for the fourth quarter bonus even though, by the time it acted, it believed it unlikely that the goal would be achieved. See “Effect of Significant Uncertainty in Global Financial Conditions on Fiscal 2009 Compensation” below for more information regarding our results of operations for the fourth quarter of fiscal 2008 and the effect of current macroeconomic conditions on compensation-related decisions for fiscal 2009. Accordingly, the profit goals for the remaining quarters of fiscal 2008 were as follows: $40.9 million for the second quarter; $42.4 million for the third quarter; and $47.6 million for the fourth quarter.

As in the prior fiscal year, in structuring bonus payments the Committee provided for a range of payments, including a threshold, target and maximum amount. This avoids an “all-or-nothing” structure, with its obvious drawbacks, and encourages overachievement of the performance target. The percentage of the target bonus opportunity paid at each of the threshold, target and maximum levels under the bonus plan is set forth in the following table, with payments interpolated for performance results falling between the designated payment levels.

	Percentage of Performance	Percentage of Applicable
	Goal Achieved	Target Bonus Paid

“Threshold”	70%	50%
“Target”	100%	100%
“Maximum”	120%	150%

During fiscal 2008, we exceeded the “target” performance goals in the first and second fiscal quarters, resulting in the payment of more than 100% of the target bonus. For the third quarter of fiscal 2008, 95% of the applicable target bonus was paid. No bonus was awarded for the fourth quarter of fiscal 2008. The quarterly bonus payments made to our Named Executive Officers participating in the annual bonus plan are set forth in “Executive Compensation Tables — Summary Compensation Table” below.

Mr. Aquino.  Mr. Aquino’s annual target incentive opportunity for fiscal 2008 was 100% of his base salary, paid quarterly based upon his achievement of performance measures approved by the Committee. The Committee conditioned half of Mr. Aquino’s sales incentive compensation upon the achievement of a specified value of total orders, expressed as a multiple of revenue in the operating plan greater than one. The other half of Mr. Aquino’s sales incentive compensation was based on the achievement of a specified amount of gross margin dollars recognized. Each of these performance measures was based on our operating plan for fiscal 2008, adjusted as described above. The order goals were intended to incentivize building a backlog of orders for Ciena’s products and services to support continued revenue growth, and the gross margin goals were intended to incentivize increasing sales at prices and on terms that generated high total gross margins, enabling us to increase our operating margin and profitability.

In establishing the gross margin goals, the Committee targeted the achievement of certain gross margin dollar targets by multiplying the revenues projected in our operating plan by the gross margin percentages projected in our operating plan. The Committee based the goals upon gross margin dollars, rather than the achievement of a specific percentage, because it believed this measure reflected an appropriate balance of incentivizing improvements in gross margin, while still rewarding revenue growth. Mr. Aquino’s sales incentive compensation became payable at the threshold level upon the achievement of 80% of the performance goals, with 100% of the bonus paid upon achievement of the goals. Payouts for performance in excess of the goals were subject to accelerator factors, with no cap on the amount payable if Mr. Aquino exceeded them. Mr. Aquino’s quarterly sales incentive compensation payments are set forth in “Executive Compensation Tables — Summary Compensation Table” below. No incentive compensation payment was awarded for the fourth quarter of fiscal 2008.

Equity-Based Compensation

As discussed above, in recent years, as well as during the period of industry downturn when we sought to conserve cash, we have relied heavily on equity-based compensation, making substantial awards to our executives. The Committee believes that equity-based incentive compensation performs an essential role in attracting, motivating and retaining executives, while providing them strong incentives to maximize stockholder value. Depending upon the terms of these awards, including their vesting triggers and timing, the Committee can use equity-based awards to focus upon, and reward the achievement of, both short-term and long-term objectives, as well as corporate, departmental, and individual performance. By rewarding holders when the market price of Ciena’s common stock increases, equity awards align the interest of our executives with that of our stockholders. The Committee believes that equity awards provide a strong motivation for corporate performance and stockholder return.

Historically, our equity-based compensation consisted primarily of stock options. Like many companies, starting in fiscal 2006, we began to use and increasingly rely upon restricted stock awards as a preferred form of equity compensation for executive as well as eligible non-executive employees. For fiscal 2008, the Committee awarded our Named Executive Officers stock options, RSUs and “performance-accelerated” restricted stock units (PARS), which give the recipients the right to receive shares as the units vest, rather than making outright awards of stock subject to vesting conditions. The Committee uses the acceleration element of the PARS to motivate the executive team to achieve the financial performance targets of Ciena as a whole. Because the Committee considers overall corporate performance the ultimate objective, and believes that fostering teamwork is important, the Committee has generally preferred to use company-wide metrics for at least a portion of the equity-based compensation awarded to our executives.

Determination of Amount of Fiscal 2008 Awards

In making equity awards for fiscal 2008, the Committee established the value that it believed should be delivered to each of our senior executives, including the Named Executive Officers, in the form of equity compensation in order to accomplish the objectives set forth above. In so doing, the Committee and, for the other executive officers, our CEO, assisted by Compensia, considered:

•	the value of the equity awards made to executives at the companies in our Peer Group;

•	historical grant activity for each executive, the value of each executive’s current holdings of unvested equity and the extent to which those holdings provide adequate retention incentives;

•	the percentage of the outstanding shares of Ciena represented by each of the executive’s equity holdings; and

•	the other elements of compensation for the executive, primarily base salary and incentive bonus opportunity during the year.

For each of the senior executives other than the CEO, the Committee also considered Mr. Smith’s assessment of the executive’s overall performance and his compensation recommendation. The Committee considered the CEO’s evaluation of the other senior executives and made its own similar evaluation for the CEO.

In determining whether its equity awards achieve the desired total delivered value, the Committee considers the full, grant date fair value for awards made in the relevant fiscal year. For purposes of these calculations, we value stock options using the Black-Scholes option pricing model and value restricted stock awards at the market price of Ciena common stock at the time of grant. The Committee considers this a more useful measure of value than the share-based compensation expense incurred for accounting purposes set forth in the “Summary Compensation Tables.”

The Committee then compared the compensation and equity holdings of our executive officers with the compensation and equity holdings of their counterparts in the Peer Group. The Committee determined that, with equity compensation at or above the 75th percentile for the Peer Group, total compensation for the executive team was now aligned with the 75th percentile, except for two executives, including Gary Smith. In weighing this Peer Group information, the Committee observed that Ciena had outperformed the Peer Group in fiscal 2006 and 2007 on key financial metrics, including rate of revenue growth, net income and operating income improvement as a percentage of revenue, and stock price performance and market capitalization growth. In reviewing the projected value of unvested equity held by each Named Executive Officer, the Committee determined that these values would fall significantly over the next year as outstanding, in-the-money awards continued to vest. The Committee considered this an important measure for assessing the retention value of its outstanding awards. While recognizing that equity compensation levels have been relatively high in recent years, the Committee also noted that the potential stock ownership opportunity for our executives as a percentage of Ciena’s outstanding stock were, on the whole, substantially lower than for the companies in the Peer Group, with the average for the executive team below the 25th percentile for the Peer Group. The Committee was also cognizant that Ciena provides its executives relatively modest perquisites and retirement benefits in contrast to many companies in the Peer Group.

Based on this analysis, the Committee decided that, in order to provide sufficient assurance of retaining key executives, it was necessary to make equity awards for fiscal 2008 having a value delivered at the high end of the range of awards made by the Peer Group, as measured by the total value delivered to each executive, as set forth in the “Grants of Plan-Based Awards” table below. The size of the awards to particular executives in relation to their Peer Group counterparts varied considerably due to differences in the individual situations of the executives, the particular nature of the functions they perform at Ciena, their perceived importance to Ciena’s future, and the risk that they would leave Ciena if not appropriately rewarded and motivated. The delivered value for the equity awards had the effect of pushing target total compensation for each of the Named Executive Officers up to or above the 75th percentile of the Peer Group.

Allocation of Fiscal 2008 Awards

The Committee next considered the form, amount and allocation of the target delivered value between the forms of equity awards to be granted. As it had for fiscal 2007, the Committee determined that a mix of options and RSUs, combining the relative certainty offered by RSUs and the leverage offered by stock options, would best serve the goals of the compensation program. For our Named Executive Officers, the allocation of awards generally consisted of 30% options, 50% PARS and 20% RSUs. The Committee’s general practice has been to make tentative decisions on executive compensation at its regular meeting in December and to take formal action at a special meeting following the release of earnings for the fiscal year a few days later. On December 11, 2007, the Committee held its regular meeting and agreed in principle on a tentative compensation plan, with an established delivered value and preliminary allocations among stock and option awards, for each of the senior executives for fiscal 2008. By the time the Committee held its special meeting on December 18, 2007, Ciena’s stock price had fallen over 20%, largely due to the financial guidance we announced to investors in connection with our fourth quarter earnings release. The Committee believed it necessary to take this stock price decline into account in determining the number of shares underlying the targeted delivered value. The Committee used this approach for equity awards granted to executive and non-executive employees alike.

The targeted delivered equity value and the allocation among forms of equity awards granted to our Named Executive Officers for fiscal 2008 is set forth below.

Target Delivered Equity Value

				Performance
				Accelerated
	Targeted	Stock	Restricted	Restricted
	Delivered Value	Options	Stock Units	Stock Units
Name	($)	(#)	(#)	(#)

Gary B. Smith	$4,000,000	69,000	23,000	57,000
Arthur D. Smith	$2,500,000	43,000	14,000	36,000
Stephen B. Alexander	$2,750,000	47,000	16,000	39,000
Michael G. Aquino	$2,500,000	43,000	14,000	36,000

Stock Options.  In making equity awards for fiscal 2008, the Committee took into account the incentive and retention effects of each form of award. It determined that, since stock options have value only if the price of the underlying shares increases, it was not necessary to condition vesting or acceleration of vesting on meeting additional specific performance criteria. Accordingly, the option awards were structured to vest in equal monthly installments over a four-year period following the date of grant with an exercise price of $35.21, reflecting the closing price on December 18, 2007, the date of grant.

Restricted Stock Units and Performance-Accelerated RSUs.  Although RSUs by their nature serve to align the interests of the holders with that of stockholders, the Committee sought to amplify the near-term incentive effect of the RSUs by conditioning acceleration of their vesting to the achievement of specific performance objectives. The Committee allocated the largest percentage of targeted delivered value to PARS because of its belief that they provide an effective combination of incentives to achieve the performance targets with incentives for retention even if those targets are not achieved.

Pursuant to their terms, the PARS vest in full four years after the date of grant (assuming that the executive is still employed by Ciena at that time), and, thus, provide a retention element. However, at the beginning of each of the first three fiscal years following the date of grant, the Committee establishes performance targets which, if satisfied, provide for the acceleration of vesting of one-third of the award. For fiscal 2008, the Committee established the performance target as the achievement of our projected annual net profit before tax on an as-adjusted basis as set forth in the annual operating plan approved by the Board. The Committee subsequently adjusted this target to $170.2 million, in order to give effect to the adjustments to the operating plan described above. The Committee believes that using annual operating income focuses the executives’ attention on the achievement of our most significant financial goals for the year. This performance measure was used to determine whether or not to accelerate vesting for the second, one-third portion of the PARS awarded for fiscal 2007 and the initial, one-third portion of the PARS awarded for fiscal 2008. Principally as a result of the significant decline in our results of operations in the fourth quarter of fiscal 2008, however, the annual performance goal was not achieved and the PARS did not accelerate.

In addition to the PARS, as set forth in the table above, a portion of the targeted delivered value was allocated to the award of RSUs. Pursuant to their terms, the RSUs vest over a four-year term, with one-sixteenth of the grant amount vesting four times each year.

Mix of Compensation

In determining the compensation mix among the elements above, the Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded or targeted to the executive team, or the portion that is either “at risk” or otherwise subject to performance. The Committee allocates compensation to reflect the various goals and objectives of our compensation program and as well as our corporate strategy and operational and financial objectives.

Equity Grant Practices

In recent years, we have sought to provide a consistent approach in our equity grant practices by granting equity awards to our executives and directors at or around the same time each year. Equity awards to our executives, including the Named Executive Officers, are made by the Committee, and the date of these awards is the same day that the Committee meets to approve the awards. Stock option awards are granted with an exercise price equal to the closing market price of Ciena’s common stock as reported on the date of the grant. For its regular annual consideration of equity awards to the Named Executive Officers, the Committee generally endeavors to meet and approve equity grants to the executive officers promptly following the release of earnings for the fourth quarter and fiscal year. This practice was begun in early fiscal 2007 and continued for grants made in fiscal 2008 with executive and non-executive grants approved on December 18, 2007.

Change in Control Severance Agreements

We have entered into change of control severance agreements with certain of our executives, including each of the Named Executive Officers, which provide severance benefits if the executive’s employment is terminated by us or any successor entity without cause, or the executive resigns for good reason, within one year following a change in control of Ciena. These agreements also provide that upon a change in control of Ciena, any unvested performance-based equity awards will be converted into awards with service-based vesting conditions, the effect of which would be to cause certain unvested awards to become immediately exercisable upon a change in control.

We have entered into severance agreements upon the initial employment of senior employees, upon promotion of current employees to senior executive rank and when the Compensation Committee determines it to be important for the retention of other key employees. We believe that these severance arrangements are necessary to attract qualified executives, who may otherwise be deterred from taking a position with us by the possibility of being dismissed following a change of control, particularly given the significant level of acquisition activity in our industry and the recent performance of our stock price. Except as described above, the executives receive no benefits under the agreements unless their employment is terminated without cause, or by the executive for good reason, within 12 months following the transaction. We believe this so-called “double trigger” structure strikes an appropriate balance between the potential compensation payable to executives and the corporate objectives described above. We also believe that, were Ciena to engage in discussions or negotiations relating to a corporate transaction that our Board deems in the interest of stockholders, these agreements would serve as an important tool in ensuring that our executive team remained focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as continued employment.

Our CEO’s severance agreement provides that, upon a termination covered by the agreement, we would make a lump sum payment to him of the greater of $2 million, or the sum of his base salary and annual target incentive bonus. In addition, all of his equity awards would vest in full. The severance agreements of the other Named Executive Officers provide that, under the same conditions, they would receive one year of salary continuation and target incentive bonus payments, and accelerated vesting of 50% of their unvested, outstanding equity awards. All Named Executives are also eligible for one year of continued participation in our group medical, dental, life and disability plans for up to twelve months. Details regarding the severance benefits payable, continuation of benefits and acceleration of equity awards, as well as the estimated value of these benefits, are discussed in “Potential Payments upon Termination or Change in Control” below.

Effect of Significant Uncertainty in Global Financial Conditions on Fiscal 2009 Compensation

Through the first nine months of fiscal 2008, our financial performance continued to be strong. We achieved sequential quarterly revenue growth during this period and revenue was up 28.3% over the first nine months of fiscal 2007. Income from operations had increased from $21.5 million in the first nine months of fiscal 2007 to $52.3 million for the first nine months of fiscal 2008. During the second half of 2008, however, our business began to experience the effects of worsening macroeconomic conditions, further exacerbated by significant disruptions in the financial and credit markets globally. We initially experienced order delays, lengthening sales cycles and slowing deployments, principally among our largest service provider customers in North America and Europe. As economic conditions worsened globally, these effects on our business spread across our industry into other customer segments and geographies. Revenue was $179.7 million for the fourth quarter of fiscal 2008, representing a 29.0% sequential decrease from the third quarter and a 16.9% decrease from our results in the fourth quarter of fiscal 2007. We also suffered a $30.5 million loss from operations during the fourth quarter of 2008. Significant uncertainty around current macroeconomic conditions persists, particularly the effect these conditions will have upon the capital spending of our largest customers.

We cannot be certain how long these conditions will continue and the magnitude of their effects on our business and results of operations. These conditions have negatively affected visibility of our business and results of operations into future periods and made structuring executive compensation for fiscal 2009 especially challenging. In making its compensation-related decisions for fiscal 2009, the Committee endeavored to take a balanced approach that reflects the economic and market realities described above, their effect on our business and stock price, and how these conditions affect Ciena’s efforts to retain, compensate and motivate our executive team.

The recent uncertainty in economic conditions has caused us to more closely scrutinize our use of cash across the business, including in our executive compensation practices. By way of example, for fiscal 2009, executive base salaries have been largely held static. Our cash incentive bonus program for executive and non-executive employees alike has been restructured for fiscal 2009 to reduce expense and recognize the increased likelihood of quarterly fluctuations in our results of operations occasioned by the difficult environment.

During fiscal 2008, our stock price experienced significant volatility, ranging from a high of $48.82 to a low of $6.60. Our closing stock price at fiscal year end was $9.61 per share. All outstanding options held by our executive officers were out of the money when the Committee approved fiscal 2009 compensation. As a result of this decline, the value of unvested restricted stock units held by our executive team has decreased considerably. The Committee considers the value of unvested awards an important factor in assessing the retention element of compensation for each executive. Our lower stock price, and the resulting need to award larger equity grants to achieve comparable targeted value for fiscal 2009, increase the risk of share depletion under our 2008 Plan. In structuring equity awards for fiscal 2009, the Committee was also mindful of the difficulty of establishing performance-based measures in uncertain times like these and that poorly structured awards could inadvertently incent imprudent long-term decision-making. The Committee factored these considerations into its annual equity grants to executive officers for fiscal 2009.

2008 Plan Omnibus Incentive Plan

In fiscal 2008, our Board of Directors adopted and Ciena stockholders approved the 2008 Omnibus Incentive Plan (the “2008 Plan”). The 2008 Plan includes a number of features not present in our previous 2000 Equity Incentive Plan (“2000 Plan”), including a requirement that options be granted at 100% of fair market value, minimum vesting periods, restrictions on acceleration, and restrictions on share recycling of shares forfeited to satisfy tax withholding or tendered in payment of an exercise price. The 2008 Plan also provides that full-value awards, such as RSUs, count against the number of shares available under the plan as 1.6 shares for every share granted. Upon the effectiveness of the 2008 Plan, we agreed not to make further awards under legacy or acquired equity incentive plans. While shares remained available under the 2000 Plan, which included a generous evergreen feature, the Committee believed that the 2008 Plan represented Ciena’s commitment to effective management of equity compensation and that its adoption was in the interest of stockholders.

The 2008 Plan structure, combined with the steep decline in our stock price, pose significant challenges in structuring and granting awards representing shares sufficient to deliver the targeted value deemed necessary by the Committee to fulfill our compensation objectives. In the event of a sustained decline in our stock price, these constraints, and the number of shares remaining under the 2008 Plan, may limit the effectiveness of our equity compensation program. While the Committee was mindful of share depletion considerations in awarding equity compensation for fiscal 2009, it anticipates monitoring this issue during fiscal 2009 and may consider alternatives that ensure we maintain an effective equity compensation program.

Separation Agreement with Mr. Chinnici

As previously disclosed, in April 2007, Mr. Chinnici informed Ciena of his intent to resign his position on or before December 31, 2007. In connection with the notification of his intent to resign, we entered into a separation agreement with Mr. Chinnici. This agreement, based on arms-length negotiations at the time, provided for certain post-employment compensation benefits in exchange for Mr. Chinnici’s agreement to assist in the transition of his responsibilities to a successor. The terms of this agreement are described in “Potential Payments Upon Termination or Change in Control” below. In view of the critical role played by Mr. Chinnici as CFO in overseeing our financial reporting, internal controls over financial reporting and other projects in process, the Committee believed that such arrangement was prudent in order to facilitate a smooth transition of responsibilities to a successor and to minimize disruption to Ciena’s business.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductions we can take in determining our federal income tax for compensation paid to our CEO, and, pursuant to recent IRS guidance, the three other most highly compensated executive officers of Ciena. There is an exception to this limitation for compensation that is “performance-based” as defined in the Code and applicable regulations. We generally seek to maximize the deductibility of executive compensation and our adoption of the 2008 Plan facilitates our ability to qualify compensation as performance-based in compliance with the Code. However, because of our large net operating losses, it is unlikely that we will be required to pay federal income taxes for years, and therefore meeting the requirements of Section 162(m) is not of as significant concern as it might otherwise be. Accordingly, when we believe it to be in the best interests of stockholders, we may enter into compensation arrangements that do not meet the deductibility requirements of Section 162(m).

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide compensation-related information for our CEO, each person who served as our CFO during fiscal 2008 and our other three highest-paid executive officers as of the end of fiscal 2008. This information includes all compensation awarded to or earned by each person for the fiscal years indicated below. Pursuant to SEC requirements, the tables below include compensation information for Joseph R. Chinnici, our former CFO, who resigned effective December 31, 2007. The individuals included in the compensation tables below are collectively referred to as the “Named Executive Officers” or “NEOs.”

Summary Compensation Table

The summary compensation table below presents “total compensation” in accordance with SEC requirements. This amount is not the actual compensation received by our NEOs during the years reported. Total compensation includes the dollar amounts set forth in the “Stock Awards” and “Option Awards” columns, which reflect the compensation expense that we recognized for financial statement reporting purposes for share-based compensation during these years. By way of example, for fiscal 2008, these amounts reflect expense related to equity awards granted to our NEOs in fiscal 2008, as well as grants made in prior fiscal years, to the extent such awards remained unvested in whole or in part at the beginning of fiscal 2008. The compensation expense we record for financial statement reporting purposes will likely vary from the amounts actually realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the price of our stock. The actual value realized by our NEOs from the vesting of stock awards and exercise of options during fiscal 2008 is presented in the “Option Exercises and Stock Vested” table below. Details about the equity awards granted to our NEOs during fiscal 2008 can be found in the “Grant of Plan-Based Awards” table below.

We have also voluntarily provided supplemental tables in the footnotes to the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table which are intended to demonstrate for investors the difference between the FAS 123(R) expense we incurred during fiscal 2008 related to the vesting of stock awards and options awards, and the value of stock unit awards and the intrinsic value of option awards, in each case, upon vesting during fiscal 2008. These supplemental tables should not be considered a replacement for the FAS 123(R) values required to be reported in the Summary Compensation Table.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Gary B. Smith	2008	$626,923	—	$1,776,171	$845,063	$568,750	$19,643	$3,836,550
President and Chief Executive Officer	2007	$509,616	—	$1,514,340	$539,567	$643,750	$17,593	$3,224,866
James E. Moylan, Jr.	2008	$347,981	$150,000	$268,708	$134,071	$151,594	$42,409	$1,094,763
Senior Vice President Finance and Chief Financial Officer
Joseph R. Chinnici	2008	$55,192	—	$119,534	$52,611	—	$651,618	$878,955
Former Senior Vice President	2007	$356,731	—	$739,477	$296,649	$337,970	$15,254	$1,746,081
Finance and Chief Financial Officer
Stephen B. Alexander	2008	$396,154	—	$1,250,914	$406,123	$262,500	$9,206	$2,324,897
Senior Vice President, Chief	2007	$382,020	—	$1,026,337	$206,758	$362,109	$4,759	$1,981,983
Technical Officer
Michael G. Aquino	2008	$312,692	—	$991,944	$450,467	$200,304	$16,053	$1,971,460
Senior Vice President,	2007	$305,770	—	$695,520	$285,840	$356,982	$6,230	$1,650,342
Global Field Operations
Arthur D. Smith	2008	$346,154	—	$1,100,251	$387,759	$229,687	$15,895	$2,079,746
Senior Vice President, Chief	2007	$331,250	—	$899,507	$207,063	$313,828	$15,360	$1,767,008
Operating Officer

(1)	Reflects the payment of a signing bonus to Mr. Moylan upon commencement of his employment in December 2007.

(2)	Reflects the compensation expense we recognized each fiscal year for financial statement reporting purposes for stock awards pursuant to FAS 123(R). Pursuant to SEC requirements, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The following supplemental table to the Stock Awards column of the Summary Compensation Table sets forth the FAS 123(R) expense we incurred for financial reporting purposes during fiscal 2008 based on the grant date fair value of the stock award, indicating the expense that related to awards granted during fiscal 2008 and prior fiscal years.

FAS 123(R) Expense Incurred for Stock Awards During Fiscal 2008
(Supplemental Table)

	Fiscal 2008	Prior Year
	Grants	Grants
	($)	($)

Gary B. Smith	$933,704	$842,467
James E. Moylan, Jr.	$268,708	—
Stephen B. Alexander	$640,870	$610,044
Michael G. Aquino	$585,667	$406,277
Arthur D. Smith	$585,667	$514,584

The amounts reported above represent the expense associated with RSUs and PARS, as applicable, granted during fiscal 2008, as well as RSU awards granted from fiscal years 2004 through 2007, that continued to vest during fiscal 2008. The amounts reported above include expense of $540,347, $402,646, $312,215 and $349,016, for Messrs. Gary Smith, Alexander, Aquino and Arthur Smith, respectively, associated with the performance-based acceleration of vesting of PARS, granted in fiscal 2008 and fiscal 2007, that was deemed probable during fiscal 2008, but ultimately did not vest because applicable financial performance criteria were not satisfied. These shares remain subject to vesting pursuant to their terms.

The following supplemental table to the Stock Awards column of the Summary Compensation Table sets forth the value of stock awards that vested during fiscal 2008, indicating the value that related to stock awards granted during fiscal 2008 and prior fiscal years. The value of stock awards vesting during fiscal 2008 was determined by multiplying the aggregate number of shares vesting by the price per share of our common stock on The NASDAQ Stock Market on the vesting date. For information relating to the market value of unvested stock awards at fiscal year end, see “Outstanding Equity Awards at Fiscal Year End” table below.

Vesting Date Value for Stock Awards Vesting During Fiscal 2008
(Supplemental Table)

	Fiscal 2008	Prior Year
	Grants	Grants
	($)	($)

Gary B. Smith	$95,906	$1,752,843
James E. Moylan, Jr.	—	—
Stephen B. Alexander	$66,712	$1,147,243
Michael G. Aquino	$58,373	$744,686
Arthur D. Smith	$58,373	$1,026,832

For Mr. Chinnici, the amount reported in the Summary Compensation Table reflects $90,423 in additional share-based compensation expense associated with his separation agreement with us, which provided for the acceleration of vesting of 50% of his unvested stock awards on the date of his resignation, or December 31, 2007.

(3)	Reflects the compensation expense we recognized each fiscal year for financial statement reporting purposes for stock option grants pursuant to FAS 123(R). Pursuant to SEC requirements, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We calculate compensation expense related to stock options using the Black-Scholes option pricing model. For additional information regarding the relevant assumptions made in calculating compensation expense, see the “FAS 123(R) Expense Assumptions Table” below.

The following supplemental table to the Option Awards column of the Summary Compensation Table sets forth the FAS 123(R) expense we incurred for financial reporting purposes during fiscal 2008 based on the grant date fair value of the award, indicating the expense that related to awards granted during fiscal 2008 and prior fiscal years.

FAS 123(R) Expense Incurred for Stock Options During Fiscal 2008
(Supplemental Table)

	Fiscal 2008	Prior Year
	Grants	Grants
	($)	($)

Gary B. Smith	$273,849	$571,214
James E. Moylan, Jr.	$134,071	—
Stephen B. Alexander	$185,535	$219,587
Michael G. Aquino	$170,660	$279,808
Arthur D. Smith	$170,660	$217,099

The following supplemental table to the Option Awards column of the Summary Compensation Table sets forth the intrinsic value on the vesting date for option awards that vested during fiscal 2008, indicating the value related to option awards granted during fiscal 2008 and prior fiscal years. The intrinsic value was determined by multiplying the aggregate number of shares vesting during fiscal 2008 by the difference between the exercise price of such option and the closing price per share of our common stock on The NASDAQ Stock Market on the vesting date. This value reported in the table does not represent the proceeds realized upon option exercises during fiscal 2008, which is set forth in “Option Exercises and Stock Vested” below. As set forth in “Outstanding Equity Awards at Fiscal Year End” below, all options held by our NEOs at fiscal year end were out of the money and had no intrinsic value.

Intrinsic Value on Vesting Date for Option Awards Vesting During Fiscal 2008
(Supplemental Table)

	Fiscal 2008	Prior Year
	Grants	Grants
	($)	($)

Gary B. Smith	—	$326,902
James E. Moylan, Jr.	—	—
Stephen B. Alexander	—	$121,630
Michael G. Aquino	—	$67,944
Arthur D. Smith	—	$136,169

For Mr. Chinnici, the amount reported solely reflects expense associated with his separation agreement with us which provided for the acceleration of vesting of 50% of his unvested stock options on the date of his resignation, or December 31, 2007.

(4)	Reflects the aggregate quarterly incentive awards earned during fiscal 2008 under our incentive bonus plan. See “Compensation Discussion and Analysis — Cash incentive bonuses” above for information regarding our incentive bonus plan and a discussion regarding the determination of quarterly corporate financial goals during fiscal 2008. Quarterly payments to each NEO during fiscal 2008 were as follows.

	Incentive Bonus Plan Compensation for Fiscal 2008
	First	Second	Third	Fourth
Name	Quarter	Quarter	Quarter	Quarter

Gary B. Smith	$227,500	$186,875	$154,375	—
James E. Moylan, Jr.	—	$83,016	$68,578	—
Stephen B. Alexander	$105,000	$86,250	$71,250	—
Arthur D. Smith	$91,875	$75,469	$62,344	—

For Mr. Aquino, the amount reported represents aggregate sales incentive compensation earned during fiscal 2008 as a result of his achievement of certain sales performance measures described in “Compensation Discussion and Analysis — Cash incentive bonuses” above. Quarterly payments during fiscal 2008 were as follows:

	Sales Incentive Compensation for Fiscal 2008
	First	Second	Third	Fourth
Name	Quarter	Quarter	Quarter	Quarter

Michael G. Aquino	$77,486	$80,595	$42,223	—

(5)	All other compensation includes the following for each Named Executive Officer (as applicable) during fiscal 2008:

(a)	For Messrs. Alexander, Aquino and Arthur Smith, costs associated with annual physical examination based on the amount paid for such service.

(b)	For Messrs. Gary Smith, Aquino and Arthur Smith, costs associated with financial planning and tax preparation services. Historically, our Named Executive Officers have only been eligible to use the services of a specified accounting firm engaged by Ciena. Beginning in fiscal 2008, our Named Executive Officers were also eligible to use their own provider, subject to reimbursement costs not to exceed $10,000.

(c)	For each Named Executive Officer, 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees.

(d)	Relocation costs for Mr. Moylan based on the actual amount reimbursed.

(e)	Gross up for tax purposes to Named Executive Officers identified above that used financial planning and tax preparation services above, and $11,684 related to the taxable portion of a relocation cost reimbursement for Mr. Moylan.

(f)	Patent incentive program payment to Mr. Alexander.

All Other Compensation for Mr. Chinnici also includes $646,154 in salary and bonus severance payments and payment for accrued vacation, as well as the cost of continuation of medical and dental benefits coverage. See “Potential Payments Upon Termination or Change in Control — Separation Agreement with Mr. Chinnici” below.

FAS 123(R) Expense Assumptions Table

The following table sets forth the FAS 123(R) assumptions used in the calculation of compensation expense for awards issued to our Named Executive Officers in the periods below.

	2004	2005	2006	2007	2008

Expected volatility	63.1%	58.3% - 65.8%	61.5%	55.8%	53.0%
Risk-free interest rate	3.50%	3.65% - 4.26%	4.32% - 5.14%	5.03%	3.58%
Expected term (years)	4.5	3.9 - 4.5	6.0	6.0	5.1 - 5.3
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%

Grants of Plan-Based Awards

The following table sets forth, on a grant-by-grant basis, information regarding equity and non-equity awards made to each of the NEOs, other than Mr. Chinnici, during fiscal 2008.

Non-Equity Incentive Plan Awards.  Non-Equity Incentive Plan Awards for fiscal 2008 represent the estimated range of annual payouts possible under our cash incentive bonus plan for fiscal 2008, assuming “threshold,” “target” and “maximum” payments possible upon satisfaction of applicable performance measures in each of our four fiscal quarters. For Mr. Aquino, the table includes the estimated range of potential annual sales incentive compensation payable during fiscal 2008, assuming “threshold,” “target” and “maximum” payments possible upon satisfaction of applicable performance measures in each of our four fiscal quarters. For a description of these awards, see “Compensation Discussion and Analysis — Cash incentive bonuses” above. The actual amounts earned by the NEOs during fiscal 2008 are set forth in the 2008 “Non-Equity Incentive Compensation” column of the “Summary Compensation Table” above. There are no additional or future payouts to the NEOs pursuant to the non-equity incentive plan awards granted for fiscal 2008.

Equity Awards.  All equity awards during fiscal 2008 were granted under our 2000 Plan. Our stockholders approved our 2008 Plan in March 2008 and, since such approval, equity awards to our executive and non-executive employees have been and will continue to be made under that plan going forward.

The 2008 Plan has a ten-year term. The 2008 Plan reserves eight million shares of common stock for issuance, subject to increase from time to time by the number of shares: (i) subject to outstanding awards granted under our prior equity compensation plans that terminate without delivery of any stock (to the extent such shares would have been available for issuance under such prior plan), and (ii) subject to awards assumed or substituted in connection with the acquisition of another company.

The 2008 Plan authorizes the issuance of awards including stock options, restricted stock units (RSUs), restricted stock, unrestricted stock, stock appreciation rights (SARs) and other equity and/or cash performance incentive awards to our employees, directors, and consultants. Subject to certain restrictions, the Compensation Committee has broad discretion to establish the terms and conditions for awards under the 2008 Plan, including the number of shares, vesting conditions and the required service or performance criteria. Options and SARs have a maximum term of ten years and their exercise price may not be less than 100% of fair market value on the date of grant. Repricing of stock options and SARs is prohibited without stockholder approval. Each share subject to an award other than stock options or SARs will reduce the number of shares available for issuance under the 2008 Plan by 1.6 shares. Certain change in control transactions may cause awards granted under the 2008 Plan to vest, unless the awards are continued or substituted for in connection with the transaction.

For each equity award made to our NEOs during fiscal 2008, the date the award was approved by our Compensation Committee was the same as the grant date. During fiscal 2008, we made equity grants in the form of restricted stock units (RSUs), performance accelerated stock units (PARS) and stock options.

RSUs.  Each RSU represents a contractual right to receive one share of our common stock. The RSU awards granted to the NEOs in fiscal 2008 vest over a four-year term, with one-sixteenth of the grant amount vesting four times each calendar year. Mr. Moylan’s RSU award vests as to one quarter of the grant amount on the first anniversary of the date of grant and as to one-sixteenth of the grant amount four times each calendar year over the remaining three-year term.

PARS.  Similar to RSUs, each of the PARS represents a contractual right to receive one share of our common stock. The PARS awards granted to the NEOs in fiscal 2008 vest in full on December 20, 2012, provided that the executive is still employed at that time. The vesting of all or a portion of the shares underlying the award, however, may be accelerated upon the achievement of performance goals established by the Compensation Committee on an annual basis. For fiscal 2008, up to one-third of the shares underlying the PARS awards issued in fiscal 2007 and fiscal 2008 were subject to acceleration upon the achievement of certain corporate financial performance targets described in “Compensation Discussion and Analysis — Equity-based compensation” above. Prior to December 20, 2008, the Compensation Committee determined that this performance goal had not been achieved and that there would be no acceleration of vesting.

Stock Options.  Stock option awards granted to the NEOs in fiscal 2008 have a ten-year term and vest in equal monthly installments over a four-year term following the date of grant. Mr. Moylan’s stock option award has a ten-year term and vests as to one quarter of the grant amount on the first anniversary of the date of grant and in equal monthly installments over the remaining three-year term thereafter.

Calculation of Full Grant Date Fair Value.  The amounts reported in the “Full Grant Date Fair Value” column reflect, for each equity award granted in fiscal 2008, the total compensation expense for financial reporting purposes that we expect to incur, as of the date of grant, over entire the vesting period of the award. By way of example, the amount reported for each PARS award in fiscal 2008 sets forth the aggregate compensation expense we expect to incur for that award over a period beginning in fiscal 2008 and ending in fiscal 2012. A portion of this amount is included in our Summary Compensation Table each year during the award’s vesting. The Full Grant Date Fair Value will likely vary from the amount actually realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the satisfaction or failure to meet any performance criteria for vesting or acceleration, the timing of any exercise or sale of shares, and the price of our stock. For stock options, we calculate grant date fair value using the Black-Scholes option pricing model. For RSUs and PARS, we calculate grant date fair value by multiplying the number of shares granted by the closing price per share of our common stock on the grant date. For a discussion of the assumptions used to value awards reported, see the “FAS 123(R) Expense Assumptions” table included under the “Summary Compensation Table” above.

Grants of Plan-Based Awards

									All Other
									Stock	All Other
									Awards:	Option
									Number	Awards:	Exercise
			Estimated Possible Payouts Under			Estimated Future Payouts			of Shares	Number of	or Base
			Non-Equity Incentive Plan			Under Equity Incentive Plan			of Stock	Securities	Price of	Full Grant
			Awards			Awards			or Stock	Underlying	Option	Date Fair
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Value
Name	Type of Award	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Gary B. Smith	Option	12/18/2007	—	—	—	—	—	—	—	69,000	$35.21	$1,239,620

	RSU	12/18/2007	—	—	—	—	—	—	23,000	—	—	$809,830

	PARS	12/18/2007	—	—	—	—	—	—	57,000	—	—	$2,006,970

	Incentive Comp.		$325,000	$650,000	$975,000	—	—	—	—	—	—	—

James E. Moylan, Jr.	Option	12/18/2007	—	—	—	—	—	—	—	35,000	$35.21	$614,037

	RSU	12/18/2007	—	—	—	—	—	—	35,000	—	—	$1,232,350

	Incentive Comp.		$108,281	$216,563	$324,844	—	—	—	—	—	—	—

Joseph R. Chinnici	—	—	—	—	—	—	—	—	—	—	—	—

Stephen B. Alexander	Option	12/18/2007	—	—	—	—	—	—	—	47,000	$35.21	$844,379

	RSU	12/18/2007	—	—	—	—	—	—	16,000	—	—	$563,360

	PARS	12/18/2007	—	—	—	—	—	—	39,000	—	—	$1,373,190

	Incentive Comp.		$150,000	$300,000	$450,000	—	—	—	—	—	—	—

Michael G. Aquino	Option	12/18/2007	—	—	—	—	—	—	—	43,000	$35.21	$772,517

	RSU	12/18/2007	—	—	—	—	—	—	14,000	—	—	$492,940

	PARS	12/18/2007	—	—	—	—	—	—	36,000	—	—	$1,267,560

	Incentive Comp.		$252,000	$315,000	n/a	—	—	—	—	—	—	—

Arthur D. Smith	Option	12/18/2007	—	—	—	—	—	—	—	43,000	$35.21	$772,517

	RSU	12/18/2007	—	—	—	—	—	—	14,000	—	—	$492,940

	PARS	12/18/2007	—	—	—	—	—	—	36,000	—	—	$1,267,560

	Incentive Comp.		$121,875	$243,750	$365,625	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award-by-award basis, information related to unexercised options and unvested stock awards held by each NEO as of the end of fiscal 2008. The vesting conditions for each award, including the identification of those awards that are subject to accelerated performance-based vesting conditions, are set forth in the footnotes below the table. The market value of equity awards that have not vested is calculated by multiplying the number of shares by $9.61, the closing price per share of our common stock on The NASDAQ Stock Market on October 31, 2008, the last trading day of our fiscal 2008.

We have also voluntarily provided supplemental information in the table below relating to the intrinsic value of exercisable and unexercisable stock options held by our NEOs at fiscal year end. The intrinsic value reported was determined by multiplying the aggregate number of shares subject to such award (without regard to exercisability) by the difference between the exercise price of such option and the closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of fiscal 2008. As indicated below, all of the options held by our NEOs at fiscal year end were out of the money. This supplemental information is not required by SEC rules and should not be considered a replacement for the information required to be reported in the table below or elsewhere in the Executive Compensation Tables.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
								Market
								Value of
		Number of	Number of				Number of	Shares or
		Securities	Securities		Intrinsic		Shares or	Units of
		Underlying	Underlying		Value of		Units of	Stock
		Unexercised	Unexercised	Option	Exercisable and		Stock That	That
		Options	Options	Exercise	Unexercisable	Option	Have Not	Have Not
		(#)	(#)	Price	Options	Expiration	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	($)	Date	(#)	($)

Gary B. Smith	12/18/2007	15,813	53,187(1)	$35.21	—	12/18/2017
	12/18/2006	35,938	39,062(2)	$27.88	—	12/18/2016
	11/2/2005	30,252	26,785(3)	$16.52	—	11/2/2015
	12/9/2003	32,857	—	$47.32	—	12/9/2013
	11/19/2002	100,000	—	$31.71	—	11/19/2012
	3/12/2002	100,000	—	$72.03	—	3/12/2012
	10/16/2001	88,442	—	$114.66	—	10/16/2011
	10/20/1999	8,333	—	$104.35	—	10/20/2009
	8/23/1999	19,643	—	$112.88	—	8/23/2009
	11/12/1998	6,903	—	$60.81	—	11/12/2008
	12/18/2007						18,687(7)	$179,582
	12/18/2007						57,000(8)	$547,770
	12/18/2006						40,000(9)	$384,400
	11/1/2005						11,608(10)	$111,553
James E. Moylan, Jr.	12/18/2007	—	35,000(1)	$35.21	—	12/18/2017
	12/18/2007						35,000(7)	$336,350

		Option Awards					Stock Awards
								Market
								Value of
		Number of	Number of				Number of	Shares or
		Securities	Securities		Intrinsic		Shares or	Units of
		Underlying	Underlying		Value of		Units of	Stock
		Unexercised	Unexercised	Option	Exercisable and		Stock That	That
		Options	Options	Exercise	Unexercisable	Option	Have Not	Have Not
		(#)	(#)	Price	Options	Expiration	Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	($)	Date	(#)	($)

Stephen B. Alexander	12/18/2007	10,771	36,229(1)	$35.21	—	12/18/2017
	12/18/2006	14,375	15,625(2)	$27.88	—	12/18/2016
	11/2/2005	29,464	9,821(3)	$16.52	—	11/2/2015
	12/10/2004	17,857	—	$19.95	—	12/10/2014
	12/9/2003	7,857	—	$47.32	—	12/9/2013
	11/19/2002	42,857	—	$31.71	—	11/19/2012
	3/12/2002	53,571	—	$72.03	—	3/12/2012
	10/16/2001	34,942	—	$114.66	—	10/16/2011
	10/20/1999	7,142	—	$104.35	—	10/20/2009
	11/12/1998	4,285	—	$60.81	—	11/12/2008
	12/18/2007						13,000(7)	$124,930
	12/18/2007						39,000(8)	$374,790
	12/18/2006						33,334(9)	$320,340
	11/1/2005						5,360(10)	$51,510
Michael G. Aquino	12/18/2007	9,854	33,146(1)	$35.21	—	12/18/2017
	12/18/2006	14,375	15,625(2)	$27.88	—	12/18/2016
	6/1/2006	8,334	11,309(4)	$31.43	—	6/1/2016
	10/26/2005	2,917	2,500(5)	$17.43	—	10/26/2015
	6/10/2005	584	333(6)	$16.52	—	6/10/2015
	10/26/2004	781	—	$16.87	—	10/26/2014
	11/5/2003	2,820	—	$46.90	—	11/5/2013
	5/14/2003	1,785	—	$38.85	—	5/14/2013
	5/19/2002	12,685	—	$48.30	—	5/19/2012
	12/18/2007						11,375(7)	$109,314
	12/18/2007						36,000(8)	$345,960
	12/18/2006						20,000(9)	$192,200
	6/1/2006						4,020(11)	$38,632
Arthur D. Smith	12/18/2007	9,854	33,146(1)	$35.21	—	12/18/2017
	12/18/2006	11,979	13,021(2)	$27.88	—	12/18/2016
	11/2/2005	3,873	11,607(3)	$16.52	—	11/2/2015
	12/9/2003	6,000	—	$47.32	—	12/9/2013
	11/19/2002	25,000	—	$31.71	—	11/19/2012
	3/12/2002	26,785	—	$72.03	—	3/12/2012
	10/16/2001	12,899	—	$114.66	—	10/16/2011
	5/16/2001	7,142	—	$388.08	—	5/16/2011
	1/17/2000	5,086	—	$233.85	—	1/17/2010
	10/20/1999	2,229	—	$104.35	—	10/20/2009
	11/12/1998	1,686	—	$60.81	—	11/12/2008
	12/18/2007						11,375(7)	$109,314
	12/18/2007						36,000(8)	$345,960
	12/18/2006						26,667(9)	$256,270
	11/1/2005						5,360(10)	$51,510
Joseph R. Chinnici	—	—	—	—	—	—	—	—

(1)	Remaining unvested options vest in equal monthly amounts from January 1, 2008 through December 1, 2011. Options granted to Mr. Moylan vest as to one quarter of the grant amount on December 18, 2008 and in equal monthly amounts from January 18, 2009 through December 18, 2011.

(2)	Remaining unvested options vest in equal monthly amounts from December 1, 2008 through December 1, 2010.

(3)	Remaining unvested options vest in equal monthly amounts from December 1, 2008 through November 1, 2009.

(4)	Remaining unvested options vest in equal monthly from December 1, 2008 through June 1, 2010.

(5)	Remaining unvested options vest in equal monthly amounts from November 30, 2008 through October 31, 2009.

(6)	Remaining unvested options vest in equal monthly amounts from November 30, 2008 through June 30, 2009.

(7)	Remaining unvested RSUs vest in equal amounts on March 20, June 20, September 20 and December 20 through December 20, 2011. Unvested RSUs granted to Mr. Moylan vest as to one quarter of the grant amount on December 20, 2008 and in equal amounts on March 20, June 20, September 20 and December 20 through December 20, 2011.

(8)	Remaining unvested PARS vest in their entirety on December 20, 2011. The vesting of all or a portion of the shares, however, may be accelerated upon the achievement of performance goals established by the Compensation Committee on an annual basis. For fiscal 2008, up to one-third of the shares underlying each award disclosed above was subject to acceleration upon the achievement of certain corporate financial targets described in “Compensation Discussion and Analysis — Equity-based compensation” above. Prior to December 20, 2008, the Compensation Committee determined that this performance goal had not been achieved and that there would be no acceleration of vesting.

(9)	Remaining unvested PARS vest in their entirety on December 20, 2010. The vesting of all or a portion of the shares, however, may be accelerated upon the achievement of performance goals established by the Compensation Committee on an annual basis. For fiscal 2008, up to one-third of the shares underlying each award disclosed above was subject to acceleration upon the achievement of certain corporate financial targets described in “Compensation Discussion and Analysis — Equity-based compensation” above. Prior to December 20, 2008, the Compensation Committee determined that this performance goal had not been achieved and that there would be no acceleration of vesting.

(10)	Remaining unvested RSUs vest in equal amounts on the last day of each fiscal quarter through October 31, 2009.

(11)	Remaining unvested RSUs vest in equal amounts on the last day of each fiscal quarter through May 1, 2010.

Option Exercises and Stock Vested

The following table sets forth, as to each NEO, information related to stock options exercised and stock awards that vested during fiscal 2008. The value realized upon exercise of options is a pre-tax amount that reflects the number of shares exercised during fiscal 2008, multiplied by difference between the closing price per share of our common stock on the date of exercise and the exercise price of the option. The value realized upon vesting of stock awards is a pre-tax amount determined by multiplying the number of shares of stock vested during fiscal 2008 by the closing price per share on the vesting date for that award. Information as to value does not take into account reductions related to withholding tax, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts.

Amounts for Mr. Chinnici below reflect the acceleration of vesting of 50% of unvested stock options and stock awards upon his resignation pursuant to the terms of his separation agreement.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Gary B. Smith	61,440	$983,604	58,778	$1,857,302
James E. Moylan, Jr.	—	—	—	—
Stephen B. Alexander	—	—	38,189	$1,220,179
Michael G. Aquino	—	—	25,305	$807,377
Arthur D. Smith	18,712	$357,719	34,338	$1,090,715
Joseph R. Chinnici	2,232	$42,237	25,072	$849,197

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes and quantifies the estimated compensation payments and benefits that would be paid to our Named Executive Officers, other than Mr. Chinnici, in each of the following situations:

•	upon death or disability;

•	upon a change in control in Ciena; and

•	upon a termination of employment following a change in control of Ciena.

As discussed above, Mr. Chinnici resigned effective December 31, 2007. For Mr. Chinnici’s actual payments and benefits upon his resignation, see “Separation Agreement with Mr. Chinnici” below. For purposes of the potential payments discussion in this section, “Named Executive Officers” or “NEOs” do not include Mr. Chinnici.

We do not maintain employment agreements with our executive officers, including the NEOs. The information below describes those limited instances in which our NEOs would be entitled to payments following a termination of employment and/or upon a change in control of Ciena. Our NEOs are “at will” employees and, except as otherwise described below, they are only entitled to payment of accrued salary and vacation time, on the same terms as provided to our other employees, upon any resignation, retirement or termination of employment, with or without cause. Except as otherwise noted below, the calculations below do not include any estimated payments for those benefits that we generally make available on the same terms to our full-time, non-executive employees in the United States.

The estimated payments below are calculated based on compensation arrangements in effect as of the last day of our fiscal 2008 and assume that the triggering event occurred on such date. The estimated payment amounts are based on a Ciena common stock price of $9.61; the closing price per share of our common stock on The NASDAQ Stock Market on October 31, 2008, the last trading day of our fiscal 2008. Our estimates of potential payments are further based on the additional assumptions specifically set forth in the tables below. Although these calculations are intended to provide reasonable estimates of potential compensation benefits payable, the estimated payment amounts may differ from the actual amount that any individual would receive upon termination or the costs to Ciena associated with continuing certain benefits following termination of employment.

Payments Upon Death or Disability

Certain RSU awards granted to employees, including our NEOs, prior to fiscal 2007 provided for acceleration of vesting upon the death or disability of the holder. While these acceleration provisions were not unique to our NEOs, we had only recently started granting RSU awards and these awards were predominately granted to our executive officers at that time. As a result, we have reflected in the table below the value of this acceleration. For each NEO, the amount in the table below reflects the value of their RSUs that are subject to acceleration of vesting upon death or disability multiplied by $9.61 per share, the closing price per share of our common stock on The NASDAQ Stock Market on October 31, 2008, the last trading day of our fiscal 2008.

Acceleration of Vesting of Equity Awards Upon Termination Due to Death or Disability

Value of
RSU Acceleration
Name	($)

Gary B. Smith	$111,553
James E. Moylan, Jr.	—
Stephen B. Alexander	$51,510
Michael G. Aquino	$38,632
Arthur D. Smith	$51,510

The amounts in the table above relate to stock awards under legacy equity compensation plans. Our standard form of employee equity award agreement under our new 2008 Plan provides for an additional 12 months of vesting following a termination of service resulting from the award holder’s death or disability. Under the 2008 Plan, a disability is defined as inability to perform each of the essential duties of that person’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. Prior to the end of fiscal 2008, however, we had not granted any equity awards to our NEOs under our 2008 Plan. We expect that equity awards to our executive and non-executive employees under the 2008 Plan will include this standard acceleration provision provided to grantees on a going forward basis.

Payments Upon Change in Control

We have entered into change in control severance agreements with our executive officers, including each of our NEOs. These agreements provide that upon a “change in control,” any performance-based equity awards (including awards that provide for performance-based acceleration of vesting, such as our PARS), to the extent unvested, will be converted into awards with time-based vesting conditions. For these converted awards, the unvested portion will be deemed to have commenced vesting on the grant date, with vesting continuing as to one sixteenth of the grant amount at the end of each three-month period following the grant date. Converting these awards will cause certain unvested awards to become immediately exercisable or vested upon a change in control.

In addition, under the terms of certain of our legacy equity incentive plans and stock option award agreements, certain outstanding stock options held by employees, including our NEOs, are subject to 12 months acceleration of vesting upon a change in control of Ciena.

The following table shows, for each NEO, the estimated value of: (i) the conversion of performance-based equity awards, and the resulting acceleration of vesting of these awards, and (ii) the 12 months’ acceleration of vesting for stock options, in each case, assuming that there was a change in control of Ciena on the last day of our fiscal 2008 and that the acquiror has assumed or provided substitute awards for our outstanding equity awards (see also the “Acceleration of Vesting of Equity Awards Resulting from Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror” table below). The value of stock awards is determined based on the number of shares subject to acceleration of vesting , multiplied by $9.61 per share, the closing price per share of our common stock on The NASDAQ Stock Market on October 31, 2008, the last trading day of our fiscal 2008. The value of stock option awards is determined based on the number of shares subject to acceleration of vesting, multiplied by the difference between the actual exercise price of each award and $9.61 per share. Conversion of performance-based stock awards and acceleration of stock option vesting upon a change in control does not require termination of employment.

Acceleration of Vesting of Equity Awards Upon Change in Control

						Accelerated Vesting of
						Option Awards
	Conversion of Performance-Based Stock Awards					Upon
	Upon Change in Control					Change in Control
				Shares
				Subject to		Shares
			Shares	Accelerated	Value	Subject to	Value
			Subject to	Vesting Upon	Realized on	Accelerated	Realized on
		Type of	Conversion	Conversion	Acceleration	Vesting	Acceleration
Name	Grant Date	Award	(#)	(#)	($)	(#)	($)

Gary B. Smith	12/18/2007	PARS	57,000	10,688	$102,712
	12/18/2006	PARS	40,000	17,500	$168,175
	Various	Option				62,785	—
James E. Moylan, Jr.	12/18/2007	Option				16,042	—
Stephen B. Alexander	12/18/2007	PARS	39,000	7,313	$70,278
	12/18/2006	PARS	33,334	14,584	$140,149
	Various	Option				29,071	—
Michael G. Aquino	12/18/2007	PARS	36,000	6,750	$64,868
	12/18/2006	PARS	20,000	8,750	$84,088
	Various	Option				28,225	—
Arthur D. Smith	12/18/2007	PARS	36,000	6,750	$64,868
	12/18/2006	PARS	26,667	11,667	$112,118
	Various	Option				28,607	—

Payments Upon Change in Control Where Equity Awards are not Assumed or Substituted

Upon a change in control where the acquiror does not assume Ciena’s outstanding unvested awards or replace them with substitute awards, our current and legacy equity compensation plans provide for acceleration of vesting, or defer any determination of any acceleration of vesting generally to the discretion of our Compensation Committee. This is a typical provision in the design of equity plans and intended to protect the interests of executive and non-executive employees alike. Moreover, we consider the likelihood of such treatment of equity awards by an acquiror in a change in control to be remote. In the table below, however, for illustrative purposes, we have calculated the estimated payments assuming the full acceleration of outstanding awards upon a change in control where the acquiror neither assumes outstanding awards nor provides substitute awards. Due to the unlikelihood of such an occurrence, however, we have calculated these amounts separate from the potential payments upon a change in control above, and have not factored this acceleration feature into the estimated payments upon a termination of employment following a change in control below.

For purposes of calculating the estimated value of stock options subject to acceleration below, we have multiplied the number of shares subject to accelerated vesting by the difference between the applicable option exercise price and $9.61 per share, the closing price per share of our common stock on The NASDAQ Stock Market on October 31, 2008, the last trading day of our fiscal 2008. Stock awards subject to accelerated vesting have been valued at $9.61 per share.

Acceleration of Vesting of Equity Awards Upon Change in Control
Where Equity Awards are not Assumed or Replaced by Acquiror

	Value of	Value of
	Stock	Stock
	Option	Award
	Acceleration	Acceleration
Name	($)	($)

Gary B. Smith	—	$1,223,305
James E. Moylan, Jr.	—	$336,350
Stephen B. Alexander	—	$871,569
Michael G. Aquino	—	$686,106
Arthur D. Smith	—	$763,053

Payments Upon Termination Following Change in Control

Our change in control severance agreements also provide our executive officers, including each of our NEOs, with severance benefits in the event that his or her employment is terminated by us or any successor entity without “cause,” or, by the officer for “good reason,” within one year following a “change in control.” We refer to this double trigger event, which requires both a change in control of Ciena and a subsequent termination of employment, as a “covered termination.” Severance benefits may also apply where the officer is terminated in advance of a change in control and the officer can reasonably demonstrate that his or her termination was in connection with or in anticipation of the change in control. Our change in control severance agreements continue in effect for the duration of each officer’s employment and for up to a period of 14 months following a change in control.

Payment of any severance benefits pursuant to the change in control severance agreements is conditioned upon the officer agreeing to be bound by provisions restricting his or her ability to compete with us, and to solicit our employees or business, for one year after termination, as well as the officer’s delivery to us of a general release and waiver of claims. In the event of a breach of these provisions, the officer must reimburse all severance benefits paid. The severance benefits described below are to be paid by us or our successor upon a covered termination.

Salary and Bonus Payment.  Pursuant to his change in control severance agreement, upon a covered termination, we would be required to make a lump sum payment to Gary Smith equal to the greater of $2 million or the sum of his base salary and annual bonus. Our other NEOs would be entitled to receive the following for one year: (i) salary continuation, paid bi-weekly in accordance with standard payroll practices; and (ii) continued quarterly bonus payments under our annual incentive bonus plan . The base salary and bonus payments in both instances above would be determined based on the salary rate and incentive compensation program in effect immediately prior to either the date of termination or the effective date of the change in control, whichever is higher. Bonus amounts are to be paid at the “target” level.

Continuation of Benefits.  Upon a covered termination, each NEO and his or her family would be eligible to continue to participate in our group medical, dental, life and disability plans until the earlier of the first anniversary of the covered termination or the date of such officer’s commencement of alternate employment. If we cannot continue benefits coverage, we are obligated to pay for or provide equivalent coverage at our expense. We would also be required to pay the officer, on a grossed-up basis at the highest marginal income tax rate for individuals, an amount sufficient to cover any additional taxes incurred due to income realized from continued benefits coverage, solely to the extent such taxes result from non-employee status. We are also required to continue to maintain director and officer insurance coverage for the NEOs as well as any indemnification agreement we have entered into with them.

Treatment of equity awards.  Upon a covered termination, all unvested options and RSUs held by Gary Smith would immediately vest and become exercisable. For the other NEOs, upon a covered termination, 50% of their unvested options and RSUs (including any performance-based awards previously converted to time-based vesting upon a change in control) would vest immediately.

Applicability of Excise Taxes.  Should any payment of severance benefits to our NEOs pursuant to the change in control severance agreements be subject to excise tax imposed under federal law, or any related interest or penalties, the payments would be either paid in full by us or paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt of a greater amount by the NEO.

See “Applicable Definitions” below to better understand the meaning of the terms “change in control,” “cause” and “good reason” under our change in control severance agreements.

The following table shows the estimated value of the payments that would be paid to each NEO pursuant to the change in control severance agreements. Upon a covered termination, payment of the amounts below would be in addition to the amounts set forth in the “Payments Upon Change in Control” table above.

Potential Payments Upon Termination of Employment Following a Change in Control

			Accelerated Vesting of		Accelerated Vesting of
			Stock Awards		Option Awards
			Upon Covered Termination		Upon Covered Termination
	Salary and				Shares
	Bonus	Continuation	Shares Subject		Subject to
	Severance	of Benefits	to Accelerated	Value Realized on	Accelerated	Value Realized on
	Payment	Coverage	Vesting	Acceleration	Vesting	Acceleration
Name	($)(1)	($)(2)	(#)	($)(3)	(#)	($)(4)

Gary B. Smith	$2,000,000	$9,551	99,107	$952,418	56,249	—
James E. Moylan, Jr.	$673,750	$9,035	17,500	$168,175	9,479	—
Stephen B. Alexander	$700,000	$9,551	34,399	$330,574	16,303	—
Michael G. Aquino	$630,000	$9,599	27,948	$268,580	17,345	—
Arthur D. Smith	$612,500	$8,997	30,493	$293,038	14,584	—

(1)	Reflects pre-tax, absolute dollar amounts for severance payments to each NEO based upon: (a) annual salary in effect as of the end of fiscal 2008; and (b) annual incentive compensation payable during fiscal 2008 at the target level.

(2)	Includes aggregate incremental costs (a) for continuation of medical and dental benefits as assumed for financial reporting purposes, and (b) for continuation of life and disability insurance benefits, in each case, assuming we are able to continue such existing coverage, continuation costs are commensurate with costs incurred for such coverage during fiscal 2008 despite the NEO’s non-employee status, and no additional tax will be incurred by any NEO solely resulting from their non-employee status.

(3)	Value reflects the number of RSUs and PARS subject to acceleration of vesting, multiplied by $9.61 per share.

(4)	Value reflects the number of shares underlying stock option subject to acceleration of vesting, multiplied by the difference between the actual exercise price of each award and $9.61 per share.

Applicable Definitions

For purposes of determining whether a change in control or covered termination has occurred under the change in control severance agreements, the following terms generally have the following meanings:

“Cause” means:

•	the officer’s willful or continued failure substantially to perform the duties of his position, as determined by the Board;

•	any willful act or omission constituting dishonesty, fraud or other malfeasance;

•	any act or omission constituting immoral conduct or a willful material violation of our Code of Business Conduct and Ethics that is injurious to our financial condition or business reputation;

•	a final adjudication of liability of the officer in any SEC or other civil or criminal securities law action; or

•	the officer’s conviction of, or plea of nolo contendere to, a felony.

“Good reason” means:

•	removal from, or failure to be reappointed to, the officer’s principal position held immediately prior to the change in control;

•	material diminution in the officer’s position, duties or responsibilities held immediately prior to the change in control;

•	reduction in base salary, incentive compensation opportunity or participation in other benefit plans as in effect immediately before the change in control;

•	relocation of principal workplace more than 50 miles; or

•	the failure to obtain the assumption of the change in control severance agreement by any successor company.

“Change in control” means:

•	the sale or exchange by our stockholders of all or substantially all of our outstanding stock, or a merger, consolidation, sale or exchange transaction, in each case, where the stockholders before such transaction do not retain at least a majority voting interest in the acquiring corporation after such transaction;

•	the sale or transfer of all or substantially all of our assets;

•	our liquidation or dissolution; or

•	any other event determined to be a change in control by our Board of Directors.

Separation Agreement with Mr. Chinnici

On April 5, 2007, we entered into a separation agreement with Mr. Chinnici that provided certain benefits in connection with his resignation and his agreement to assist in the transition of his responsibilities to his successor. Mr. Chinnici resigned on December 31, 2007. Following his resignation and delivery to Ciena of a general release from liability on January 2, 2008, we paid Mr. Chinnici, in a lump sum, a severance amount equal to his annual salary plus his annualized bonus payment under our incentive bonus plan at the target level for fiscal 2007. In addition, we accelerated vesting of 50% of Mr. Chinnici’s unvested stock options and RSU and PARS awards upon his resignation. During fiscal 2008, we provided Mr. Chinnici medical and dental benefits, until his eligibility for comparable coverage from another employer, and he was eligible for but did not use certain outplacement services. The value of amounts paid to Mr. Chinnici, in the case of medical coverage and outplacement services, paid to third parties, in accordance with the terms of his separation agreement is set forth in the table below:

Accelerated
	Salary and Bonus	Vesting of Stock	Continuation of
	Severance Payment	Awards and Option Awards	Benefits Coverage
Name	($)	($)(1)	($)

Joseph R. Chinnici	$646,154	$502,055	$5,464

(1)	Reflects (a) the value of RSU and PARS awards subject to accelerated vesting based on the closing price of our common stock of $32.42 per share on January 2, 2008; and (b) the value of stock option awards subject to accelerated vesting based on the difference between the actual exercise price of each award and the closing stock price of our stock January 2, 2008.

POLICY FOR RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written Policy for Related Person Transactions. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any related party transaction or series of transactions in which: (i) Ciena was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	any Ciena director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act),

•	any immediate family member of a Ciena director, nominee for director or executive officer,

•	any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to Ciena as a beneficial owner of more than 5% of its voting common stock, and

•	any immediate family member of significant stockholder.

Under the policy, all related person transactions above a certain de minimis threshold are required to be approved or ratified by the Audit Committee, or another committee consisting solely of independent directors. As a general rule, any director who has a direct or indirect material interest in the related person transaction should not participate in the consideration of whether to approve or ratify the transaction. Prior to entering into a related person transaction, the material facts regarding the transaction, including the interest of the related person, must be presented to the Audit Committee for review. The Committee will consider whether the related person transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the Committee approves a related person transaction, it will report the action to the full Board of Directors, and Ciena will disclose the terms of related person transactions in its filings with the SEC to the extent required.

CERTAIN RELATED PERSON TRANSACTIONS

Ciena has entered into indemnification agreements with each of its directors and executive officers. These agreements require Ciena to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Ciena.

EQUITY COMPENSATION PLAN INFORMATION

The Board of Directors previously determined that future grants of stock options, restricted stock, or other forms of equity-based compensation will be issued only under the 2008 Plan. Upon stockholder approval of the 2008 Plan, the Board of Directors capped future equity grants under all other current and acquired equity incentive plans, excluding Ciena’s 2003 Employee Stock Purchase Plan (“ESPP”). The following table provides information as of the end of fiscal 2008, with respect to the shares of Ciena common stock that may be issued under Ciena’s existing equity compensation plans.

	(A)	(B)	(C)
	Number of securities to be		Number of securities remaining
	issued upon exercise of	Weighted average exercise	available for future issuance under
	outstanding options,	price of outstanding	equity compensation plans (excluding
Plan category	warrants and rights	options, warrants and rights	securities reflected in Column(A))

Equity compensation plans approved by security holders(1)(2)	3,314,538	$49.02	11,254,499
Equity compensation plans not approved by security holders(3)	3,084,869	$48.65	—

Total	6,399,407	$48.84	11,254,449(4)

(1)	Consists of awards outstanding under the following equity compensation plans:

•	2008 Plan

•	2000 Equity Incentive Compensation Plan;

•	1994 Third Amended and Restated Stock Option Plan;

•	1996 Outside Directors Stock Option Plan;

•	ESPP; and

•	equity compensation plans assumed by Ciena in connection with its merger with ONI Systems Corp., including, the ONI 1999 Equity Incentive Plan, the ONI 1998 Equity Incentive Plan and the ONI 1997 Stock Option Plan.

Awards outstanding in column (A) do not include approximately 1.85 million shares underlying RSU awards issued and outstanding at the end of fiscal 2008.

(2)	As of October 31, 2008, column (C) reflects approximately 7.8 million and 3.5 million shares available for issuance under the 2008 Plan and ESPP, respectively. As of December 31, 2008, approximately 3.4 million and 3.6 million shares remain available under the 2008 Plan and ESPP, respectively.

(3)	Consists of 1999 Non-Officer Stock Option Plan and equity compensation plans assumed by Ciena in connection with mergers or acquisitions, including the Cyras Systems, Inc. 1998 Stock Plan, the Omnia Communications, Inc. 1997 Stock Plan, the Lightera Networks, Inc. 1998 Stock Plan, the WaveSmith Networks, Inc. 2000 Stock Option and Incentive Plan, the Internet Photonics, Inc. 2000 Corporate Stock Option Plan, the Catena Networks, Inc. 1998 Equity Incentive Plan and the World Wide Packets, Inc. 2000 Stock Incentive Plan.

(4)	Consists solely of shares remaining available for future issuance under the 2008 Plan and the ESPP. Pursuant to the terms of the 2008 Plan, if any shares covered by an award under the 2008 Plan or a “prior plan” (as such term is defined in the 2008 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock covered by that award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2008 Plan. The ESPP also provides for an evergreen provision, pursuant to which, on December 31 of each year, the number of shares available for issuance annually increases by up to 571,428 shares, provided that the total number of shares available for issuance at any time under the ESPP may not exceed 3,571,428 shares.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some proposals by stockholders may be eligible for inclusion in our proxy statement for the 2010 Annual Meeting. Submitted stockholder proposals must include proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2). These submissions must comply with the rules of the SEC for inclusion in our proxy statement and must be received no later than October 5, 2009. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2010 Annual Meeting, but you do not intend to have your proposal included in our 2010 proxy statement, your proposal must be delivered no earlier than November 25, 2009 and no later than December 25, 2009. If the date of our 2010 Annual Meeting of stockholders is more than 30 calendar days before or more than seventy days after the anniversary date of the Annual Meeting, your submission must be delivered not earlier than 120 days prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the tenth day following the public announcement of the date of such meeting.

To submit a proposal or nomination, stockholders should provide written notice to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. During fiscal 2008, we amended our bylaws to clarify the applicability of Ciena’s advance notice provision to all stockholder proposals, whether or not submitted for inclusion in Ciena’s proxy statement. As amended, Article I, Section 4(A)(3)(c) of the bylaws, governing stockholder submission of a proposal or nomination of a person for election as a director, requires a stockholder to include the following information in the notice provided to Ciena:

•	the name and address of such stockholder and any beneficial owner;

•	the class and number of shares that are owned beneficially and of record by the stockholder and any beneficial owner;

•	a representation that the stockholder is entitled to vote at the meeting and intends to attend the meeting to present the proposal or director nomination;

•	whether the stockholder intends to conduct a proxy solicitation;

•	a description of any agreement, arrangement or understanding between the stockholder, any beneficial owner, any of their affiliates or other persons acting in concert with them, with respect to the nomination or proposal; and

•	a description of any agreement, arrangement or understanding, including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, entered into as of the notice date by, or on behalf of, the stockholder and any beneficial owner, the effect or intent of which is to mitigate loss, manage risk, benefit from share price changes, or increase or decrease voting power of the stock held by such person.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates available on the “Corporate Governance” page of the “Investors” portion of our website at www.ciena.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Ciena’s directors and officers, and persons who own more than 10% of Ciena’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. Such persons are required by SEC regulations to furnish Ciena with copies of all Section 16(a) forms that they file.

Based solely on Ciena’s review of the copies of such forms furnished to Ciena and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements of our directors and executive officers were met.

ANNUAL REPORT ON FORM 10-K

A copy of Ciena’s annual report to stockholders for fiscal 2008, which includes the annual report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

Ciena filed its annual report on Form 10-K with the SEC on December 23, 2008. Ciena will mail without charge, upon written request, a copy of its annual report on Form 10-K for fiscal 2008, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland, 21090, or access these materials from the “Investors” page of Ciena’s website at www.ciena.com.

HOUSEHOLDING OF PROXY MATERIALS

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves Ciena money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

DIRECTIONS TO THE ANNUAL MEETING

Directions to the 2009 Annual Meeting of Stockholders, to be held at The Westin Baltimore Washington Airport — BWI, located at 1110 Old Elkridge Landing Road, Linthicum, Maryland, are set forth below.

I-495, Washington Beltway

Follow I-495 to Exit 22 (BWI Parkway-295 North), continue approximately 20 miles and exit onto West Nursery Road. Merge right at the West Nursery Road traffic light, follow to the 2nd traffic light and make a right onto Winterson Road. Follow to Old Elkridge Landing Road, turn right and the hotel is on left.

I-695, Baltimore Beltway

Follow I-695 to Exit 7A (BWI Parkway-295 South), continue on 295 South and exit onto West Nursery Road. Turn left onto West Nursery Road, follow to 3rd traffic light and make a right onto Winterson Road. Follow to Old Elkridge Landing Road, turn right and the hotel is on left.

Annapolis/Ocean City/Route 50

Follow Route 50 to Route 97, which will merge into Route 3. Follow Route 3 North towards Baltimore. Follow Route 3 North to I-695 West towards Towson. Follow I-695 to Exit 7A (BWI Parkway-295 South), continue on 295 South and exit onto West Nursery Road. Turn left onto West Nursery Road, follow to 3rd traffic light and make a right onto Winterson Road. Follow to Old Elkridge Landing Road, turn right and the hotel is on the left.

002CS17766

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted via the Internet or telephone must be received by 1:00 a.m., Eastern Time, on March 25, 2009.

Vote by Internet

• Log on to the Internet and go to
www.envisionreports.com\ciena

• Follow the steps outlined on the secured website.
Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” Proposal 1 and Proposal 2 below.

1.	Election of two Class III Directors:
+
	For	Against	Abstain		For	Against	Abstain

01 - Stephen P. Bradley, Ph.D.	☐	☐	☐	02 - Bruce L. Claflin	☐	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Ciena’s independent registered public accounting firm for the fiscal year ending October 31, 2009.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CIENA CORPORATION

1201 Winterson Road
Linthicum, Maryland 21090
Proxy for Annual Meeting of Shareholders to be held March 25, 2009
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, and appoints Gary B. Smith, James E. Moylan, Jr. and David M. Rothenstein, or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Ciena Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Ciena Corporation to be held on Wednesday, March 25, 2009 at 3:00 p.m., or any adjournment thereof.